                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                                (Amendment No. 4)

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             TALLY-HO VENTURES, INC.
                 (Name of small business issuer in its charter)

              Delaware                            7812                    43-1988542
     (State or jurisdiction of        (Primary Standard Industrial     (I.R.S. Employer
     incorporation or organization)      Classification Code Number)   Identification No.)

          518 Oak Street #2, Glendale, California, 91204, 818-550-7886
          (Address and telephone number of principal executive offices)

                 518 Oak Street #2, Glendale, California, 91204
 (Address of principal place of business or intended principal place of business)

                              SAMUEL WIERDLOW, INC.
     3422 Old Capitol Trail #584, Wilmington, Delaware, 19808, 302-777-1642
            (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public
As soon as practicable after this registration statement becomes effective
________________________________________________________________________________

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]
________________________________________________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]
________________________________________________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]
________________________________________________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  [  ]
________________________________________________________________________________

                         CALCULATION OF REGISTRATION FEE
____________________ ____________________ ____________________ ____________________ ____________________
  Title of each             Dollar              Proposed             Proposed
class of securities        amount to        maximum offering     maximum aggregate       Amount of
 to be registered        be registered       price per unit       offering price      registration fee
____________________ ____________________ ____________________ ____________________ ____________________
  Common Stock                                   $0.01             $250,000.00             $20.23
____________________ ____________________ ____________________ ____________________ ____________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the
Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the
Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             TALLY-HO VENTURES, INC.

                                   is offering
                      25,000,000 shares of its Common Stock

           We are offering these securities for $0.01 cash per share.

Please be advised that there is no public market for our stock. No national securities exchanges list these shares being offered, and the Nasdaq Stock
Market does not list these shares being offered either.

         Important Note: Investing in our company, Tally-Ho Ventures, Inc., involves a great deal of risk, for many different reasons. Please see a list of the risk factors involved in investing in our company, beginning on page 5 of this prospectus.

The Commissioner of Corporations of the State of California does not recommend or endorse the purchase of these securities.

These securities are being offered in the state of California pursuant to
Section 25102(f) of the California Corporations Code, which states, among other things, that we may not accomplish the offer or sale of these securities by the publication of any advertisement.

Additionally, prospective California subscribers to this offering should be aware that under Section 25102(f) of the California Corporations Code, each subscriber must represent that the subscriber is purchasing for the subscriber's own account (or a trust account if the subscriber is a trustee) and not with a view to or for sale in connection with any distribution of the security. To that end, California subscribers will have to complete an investor questionnaire in which they must represent that, among other things, they are purchasing for their own account and not with a view to or for sale in connection with any distribution of the securities being offered in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are offering these shares on a direct participation basis, which means we have no underwriting agreements at all. This offering will end 90 days from the effective date of this registration statement ; however, we may extend the offering for an additional 90 days. There are no minimum purchase requirements;
if you choose to purchase shares, you may purchase as few as only one share if you wish. You, the prospective investor, should note that we have no plans to put the funds from this offering in any escrow, trust, or similar account. And there is no minimum amount of securities which must be sold in the offering before we receive any proceeds.

Since we are offering 25,000,000 shares, the total amount of the offering is
$250,000.00. There are no underwriting discounts or commissions; there are no underwriters involved with this offering at all, and we are not paying any commissions at all as part of this offering. All proceeds from the sale of shares in this offering will go to the registrant, Tally-Ho Ventures, Inc., and will not go to any other person(s).
___________________ _______________________ __________________________ __________________________
                    Price to the Public for Underwriting Discounts and Proceeds to the Registrant
                    Securities              Commissions
___________________ _______________________ __________________________ __________________________
Per Share                   $0.01                            0                    $0.01
___________________ _______________________ __________________________ __________________________
Total Amount of the   $250,000.00                            0              $250,000.00
Offering
___________________ _______________________ __________________________ __________________________

Inside Front and Outside Back Cover Pages of Prospectus.

Disclosure of Commission Position of Indemnification for

DEALER PROSPECTUS DELIVERY OBLIGATION

Until 90 days following the effective date of this registration statement, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Summary Information and Risk Factors

SUMMARY INFORMATION

Our company, Tally-Ho Ventures, Inc., is a start-up entertainment company, incorporated in November of 2002 with the twin goals of a) television programs for distribution via broadcast, cable or satellite television channels, and b)
producing films for distribution to movie theatres or directly to video outlets.

We are offering 25,000,000 shares of our common stock at a price of $0.01 per share. There is no minimum investment amount. The money raised, up to $250,000, will be used to finance continual upgrading of our website, as well as the production of short films and television series "pilots" which we expect to have serve as examples of our quality of work for the benefit of television and film executives who would be in a position to offer us film and television production opportunities.

We can continue to operate without the additional funding provided by this offering. Current operations will not be halted if this offering is unsuccessful. We believe that with the website and its initial content already in place and our first short film nearly complete, our business plan and operations can continue and will not be placed in jeopardy if this offering is not successful. Further, our two Board members, Tal Kapelner and Cheney Shapiro, have verbally committed to personally maintaining, if necessary, the financial resources for Tally-Ho to meet its administrative responsibilities over the coming year, in order that our marketing plan as described above can be pursued, although neither member of our management has reached any binding or written agreement with Tally-Ho to do so.

We have never had a profit, are in poor financial condition and we anticipate no profits for the first few years, as we build our brand name and recognition factor among members of the entertainment industry by making a continuous stream of short films and other entertainment products and marketing them as described later in the prospectus.

The mailing address of our principal executive offices is: 518 Oak St. #2,
Glendale, CA 91204. The telephone number of our principal executive offices is:
(818) 550-7886.

The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

Operating Statement Data              for the period               for the six months
                                  November 21, 2002 (Inception)     ended June 30, 2002
                               Through December 31, 2002 (Audited)    (Unaudited
Income Statement Data:

Revenues:                              $        0                             0
Expenses:                                  64,276                         4,043
                                        __________                    __________
Net Loss from Operations:                 (64,276)                       (4,043)

Balance Sheet Data                 as at December 31, 2002         as at June 30, 2003
                                         (Audited)                     (Unaudited)

Total Assets:                          $    2,450                            13
Total Liabilities:                          2,524                         4,003
                                        __________                    __________
Total Stockholders' Deficit:                  (74)                       (3,990)

RISK FACTORS

You should carefully consider the following risk factors and all other information in this prospectus before investing in our common stock. Investing in our company involves a high degree of risk. Any of the following risks makes this offering speculative or risky, and could adversely affect our business, financial condition and results of our operations and could result in a complete loss of your investment.

People In The Entertainment Industry To Whom We Send Our Products Could
Not Like Them, Greatly Reducing The Effectiveness Of Our Marketing Plan.
As we wrap up post-production on our first entertainment product - a short film parody entitled "The G! True Tinseltown Tale: Dude, Where's My Car?" - we plan to send it to the subjects of the parody as a clever way of getting our products seen. We hope the people in the entertainment industry to whom we send this tape will like the short film parody, but they may very well not, and be really angry with us, and possibly even get their lawyers to write "cease and desist" notices to us, and threaten us with copyright infringement, or even defamation, lawsuits if we were to release it. And if the people in the entertainment industry who we are spoofing and to whom we are sending copies of the tapes don't like our parody of them, they definitely will not bootleg copy it and distribute it to their friends in the entertainment industry like we hoped. This will have a strongly negative effect on our marketing plan by making it nearly impossible for us to get our products seen by the necessary people in the entertainment industry and could therefore prolong or even stop altogether any hope of receiving funding for any future project. Also, we may be forced to hire lawyers to protect us from lawsuits. It will have a strong chilling effect on any future parody projects we may wish to do. It will certainly have a negative effect on the website, because our main attraction - filmed parodies - will not be allowed to be shown, and we will be left only with comedic writings and other material.

Our Marketing Plan Calls For Risky, Somewhat Novel Strategies Which Could
Easily Fail, Forcing Us To Re-Think Our Entire Marketing Plan, Likely Leading To
A Long Delay In Our Profitability Even if the people in the
entertainment industry who are the subjects of our parodies and to whom we send the tapes like our work, they may just sit on the tapes and not make bootleg copies of it. They could just do nothing, in which case we would have some increased recognition in the entertainment industry, but probably not nearly the amount we would need to make our business plan work. And even if the people in the entertainment industry to whom we send the tapes like our products, and distribute them to others, we may get greater recognition, but nothing concrete may come of it; in other words, we may get no one who is willing to give us any funding for future projects, let alone offer us contracts to produce any television pilots or specials, or any short or feature-length films or any internet-based films. In order to keep us going in the long run, we are going to need a contract to produce such products as television shows or films, and it is entirely possible, even likely given the nature of the entertainment industry as one where entertainment product supply far outstrips demand, that a lot of recognition in the industry may produce no such contracts.

We mention that one way to market our products is to submit them unsolicited to those entities which typically air comedic parody short films and other similar products from less well-known suppliers. We really have no idea whether any of these outlets - including HBO, Showtime, Cinemax, The Movie Channel, IFC and
Sundance Channel - would at all be receptive to our unsolicited product. We don't know for sure if anyone at any of these outlets would even look at what we sent them, let alone air it.

Finally, many film festivals, which often include competitions of the films they exhibit, often are overwhelmed with film submissions, and simply do not have enough slots for all the films which are submitted for consideration. Therefore, it is a competitive process just to get one's film accepted as an entrant in one of these film festivals, and there is no guarantee any film festival - whether it is a large and famous one like Sundance Film Festival in Park City, Utah or
Toronto International Film Festival in Toronto, Ontario, or even a small and niche one like Giggleshorts Comedy Festival - will want to accept any of our filmed products for exhibition.

We Are A Start Up Company, And As Such Face Difficulties Including Steep
Development Costs, Low Name Recognition And No Goodwill, Which If Not Overcome
Could Mean We Will Have To Shut Down Operations. We expect to encounter risks and difficulties frequently faced by start up companies in new and rapidly changing markets. If you invest in our shares you must consider the risks and difficulties frequently encountered by new businesses, such as:

        o   The need to establish our brand name awareness;
        o   The need for sufficient funds;
        o   The dependence on our website;
        o   The need to manage changing and expanding operations;
        o   The need to effectively compete in the entertainment industry;
        o   The need to establish ourselves as an important contender in the evolving film industry.

Although we feel we have substantial understanding of what products people might enjoy, based on our years of experience and expertise, we may have a limited insight into other trends that may affect our business. We can't be certain that we will be successful or that we will successfully address these risks. If we fail to do so, our products will be poorly received by our intended public, causing our name to be quickly associated with bad products and making it much more unlikely that our plan to be given a producing opportunity will come to fruition.

We Have Little History of Operations, And Therefore Investors May Not Have
The Adequate Data Needed to Determine If Our Track Record Makes Us A Sound
Investment Or Not. Our operations have consisted mainly of producing one short film parody, creating our web site and developing our business model and otherwise organizing our operations. We incorporated in Delaware on November 21,
2002. We are a new business, and the failure rate for new businesses has been high. To be profitable we must develop, promote, and market our services, so they are accepted on a broad, commercial basis, and this will take years. In the meantime, potential investors should be aware that our income statements are likely to show a large amount of expenses and nearly no revenues.

We Have No Recent Profits From Operations, Are In A Poor Financial
Condition And We Will Likely Not Be Profitable Soon, Which Means Investors'
Investment May Not Even Result In Any Claims To Assets If We Are Forced To
Liquidate. Although we have completed all photography on our first film, this film has not been sold, and will likely never be sold. In fact, we have not sold a single thing since we began operations, and so have no profits, recent or otherwise, and will likely not have any profits for the next few years, and no revenues for the next 1-3 years, even with a large infusion of debt or equity funding, as we continue to produce entertainment products without likelihood that any will be sold. Since inception, we have accumulated a deficit of $65,400 -- $1,146 paid in cash and $64,200 paid in stock -- and we will incur significant losses in the future, as we devote time and money to development, promotions, marketing, and establishing our marketing staff.

We May Not Have Sufficient Funds And This May Lead to More-Diluted Stock. Future
events, including the problems, delays, unexpected expenses and other difficulties frequently encountered by movie production companies may lead to cost increases that could make the net proceeds of this offering insufficient to fund our proposed operations. Current operations may continue if this offering is not successful; however, future planned operations over the next year will be quite limited if this offering is not successful. We may require additional financing. This may not be available on a timely basis, in sufficient amounts or on acceptable terms. This financing may also dilute existing shareholders'
equity. Any debt financing or other financing of securities senior to common stock will likely include financial and other covenants that will restrict our flexibility. If we need to obtain additional financing, there's no assurance that financing will be available.

Our Business, The Entertainment Industry, Typically Has Far More Supply Of
Product Than Demand, Thereby Making Our Products Much More Likely To Not Be
Seen, Greatly Affecting Our Marketing Plan. Although now with the internet there are literally almost an infinite number of ways one may show one's entertainment products to the public, there are still, nevertheless, only a very few ways to show one's entertainment product to the public in exchange for money. There's broadcast network programming, which includes NBC, CBS, ABC,
FOX, WB and UPN, and several basic cable "network" channels which have original entertainment programming, including USA Network, Comedy Central, Lifetime, E!
Entertainment Television, the PAX network, ABC Family, and MTV Networks. There's also a limited amount of original programming funded by premium pay cable outlets, including HBO, Showtime, Cinemax and Encore! But there are not many other venues for exhibiting one's work for money, and this huge amount of supply, combined with relatively few outlets for the supply, creates a
"bottleneck" effect for entertainment products, where there is a great deal of competition among suppliers of entertainment content, such as Tally-Ho, and outlets which air them, such as broadcast, basic cable and premium cable channels. This will make it more difficult for us to exhibit our work for money and thereby make any revenues.

 There Is No Market For Our Common Equity Securities, And We May Never
Develop A Market, Which Would Render Investors' Investment Very
Illiquid. Our common shares are not listed on any stock market or exchange, making the selling and trading of our shares exceedingly difficult.
Without a secondary market, one is not easily able to sell or trade our shares after purchasing them, and therefore may be stuck with their shares, rendering them rather illiquid. We do plan to apply for a priced quotation on the
OTC Pink Sheets, but there is no guarantee that our application will be approved. And even if we are accepted, quotation on the OTC Pink Sheets doesn't assure that a meaningful market will be created and sustained. In fact, the OTC
Pink Sheets are notorious for having inconsistent or non-existent trading volumes on a day-to-day basis.

We Have Not Done A Feasibility Study And Therefore Are More Likely To
Make Errors in Our Marketing and Business Plans, And Hence More Likely To
Achieve Bad Performance. Our business and marketing plans are only based on our own experience. We can't promise we have made a good judgment of the workability of this project. By investing in Tally-Ho, you are risking your investment on an experimental business and marketing plan which is more difficult to adjudge of its merits because of a lack of a feasibility study. The lack of a feasibility study could then result in errors in judgment and planning and cause the business to lose producing opportunities and force closure of Tally-Ho.

Concentration Of Share Ownership Means That The Current Officers And
Directors Will Be Able To Control The Direction Of Tally-Ho Without Input From
Investors If They Choose. Assuming that the maximum number of shares have been sold, and on the basis of the number of shares of Common Stock that will be outstanding upon the completion of this offering, the officers and directors of Tally-Ho, as a group, will own or control approximately 60.2%
(percent) of the outstanding common stock. The officers and directors will be able to control the Company and direct its affairs and business.

 We Are Dependent On The Senior Management Team And If We Should Lose
Any Of Them, We May Not Have The Ability To Carry On With Our Business Plan As
Conceived, Lowering Our Chances of Ultimate Success.. Our management team is Tal Kapelner, President and Chairman of the Board of Directors, Cheney
Shapiro, Vice-President, Secretary and a Director and Ariella Kapelner,
Treasurer. If we lost any of these key people it would hinder our progress a great deal, and it should be noted that we have no employment agreements with any of our officers or directors. This means that potentially, any of our officers and directors may leave Tally-Ho without notice and possibly work for a competitor.

Because we operate in a competitive market, we are very dependent on being able to attract qualified people to work with us. So, we must restrict hiring to key executives and a small administrative staff and invest in marketing and other activities wisely. Additionally, there is intense competition for the kind of personnel we need. Our success depends on our ability to attract and hire such personnel. We can't assure you that we will be able to attract and retain the kind of staff and other personnel we need to be successful.

We Have No Plans To Pay Dividends, Leaving Our Equity Investors With No
Income From Tally-Ho For The Foreseeable Future. We do not expect to pay dividends now or in the foreseeable future. We intend to use any future earnings for upkeep of our website and more entertainment products, such as films. Should we decide to pay dividends at any time in the future, there is no guarantee that they will be paid on a timely basis. If in buying our stock you anticipate income from dividends, you should not buy our stock.

No One Has Made Any Firm Commitment To Purchase All Or Any Part Of The Shares
We're Offering, Meaning That If An Investor Purchases Shares And We Don't Sell
Enough Shares To Keep Going, The Investor Lose His Or Her Investment As We Will
Not Have A Guarantee That This Money Raise Will Be Sufficient. We have no underwriting agreement, so we can't promise that all or any shares will be sold.
And the fewer shares we sell, the less able we are to produce entertainment products to forward our business and marketing plans. Without a firm commitment by anyone to purchase shares, you run the risk of investing in a company that may not have enough capital to pursue its plans because not enough shares have been purchased.

We May Face Liability, Which, If We Do, Will Mean We Will Be Spending A Great
Deal Of Our Time And Money On Legal Expenses, Rather Than On Production, As We
Lay Out In Our "Use Of Proceeds" Below. Content on our web site may bring liability to Tally-Ho. We will post product information and other content on our web site and could possibly face potential liability for negligence, copyright, patent, trademark, defamation, indecency and other claims based on the nature and content of the materials we post. Such claims have been brought and sometimes successfully pressed against Internet content distributors. We could also be exposed to liability with respect to unauthorized duplication of content or unauthorized use of other parties' proprietary technology. Although we may obtain general liability insurance, it may not cover potential claims of this type or may not be adequate to protect us from all liability that may be imposed. Therefore any imposition of liability could become very expensive for us and lower the worth of shares. We believe that our products, trademarks and other proprietary rights do not infringe on the proprietary rights of third parties. There can be no assurance that third parties will not assert infringement claims against us in the future with respect to current or future products, trademarks or other Company works or that such assertion may not require us to enter into royalty arrangements or engage in costly litigation.

There Is Limited Protection Of Intellectual Property Rights, Meaning A Limited
Ability For Us To Claim Damages If Our Intellectual Property Is Infringed, And
Possibly Rendering Some Of Our Products Worthless If Others Market Our Ideas As
Theirs Before We Can Market Them. We regard our entertainment products, as well as the scripts for all scripted entertainment products, as proprietary and rely primarily on a combination of copyright, trademark, trade secret and confidential information laws, and will rely on employee and third-party non-disclosure agreements and other methods, to protect our proprietary rights.
But there can be no assurance that these protections will be adequate to protect our intellectual property rights or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technologies.

The Price Of Our Stock Is Arbitrary, Leaving The Investors Running The Risk Of
Purchasing Stock Which Is Worth Less Than The Purchase Price And No Market-Based
Way To Determine Actual Price. The price of our stock has been determined arbitrarily by Tally-Ho, and has no bearing on our assets, book value, revenues, prospects or other established criteria of valuation. Since our common stock has never been traded on a secondary market, prices for the common stock may decline after the offering. There is no public market for our stock and we can't promise a market will develop or that any shareholder will be able to liquidate his investment quickly, if at all. We have no underwriter in connection with this offering.

If a market does develop, the price could be very volatile. Also, an active trading market for our common stock might not develop or be sustained. Factors such as the ones discussed here in the Risk Factors section could have significant impact on the market price of our stock. Even if a purchaser does find a broker who will to do a transaction in our common stock, the combination of brokerage commissions, state transfer taxes, if any, and other selling costs may exceed the selling price.

We Have A Limitation Of Liability Against Our Directors, Where Permitted
By Law, Possibly Limiting Certain Claims By Investors Should Our Business
Fail. As permitted by Delaware law, there are limits of liability of our directors for monetary damages for breach of director's fiduciary duty except for liability in certain instances. As a result you as a stockholder will have limited rights to recover against directors for breach of fiduciary duty.

Forward Looking Statements Can't Be Relied Upon. The information and discussion in this Prospectus contains both historical and forward-looking statements. The forward-looking statements regarding our financial condition, operating results, business prospects or any other aspect of our company, can be quite different from our actual financial condition, operating results and business performance in the end, once we have become operational.

We have tried to identify factors that would cause results to differ from our expectations. The factors we have isolated are:

        o   bad economic conditions;
        o   intense competition;
        o   entry of new competitors with similar marketing plans;
        o   increased and more stringent federal, state and local government regulation;
        o   under-funding;
        o   unexpected costs;
        o   price increases for supplies;
        o   inability to raise prices;
        o   failure to get more people to view our site;
        o   risk of litigation and administrative proceedings against our
            Company and our employees;
        o   fluctuation of our operating results and financial condition;
        o   bad publicity and news coverage;
        o   unsuccessful marketing and sales plans;
        o   loss of key executives;
        o   inflation factors;
        o   failure to win a slot in a film festival;
        o   failure to get any of our work aired on a broadcast, satellite or cable outlet.

Use of Proceeds

The net proceeds of the offering will be used as follows:

If all 25,000,000 shares in the offering are sold, gross proceeds will be
$250,000, used as follows:
All figures are approximate

                                       10

Priority Number 1:
o    Conducting Offering Pursuant to This Registration Statement
     Repay loans from Management for costs (1) as follows:
         - SEC and Blue Sky State Registration Fees:             300
         - Copying and Printing Prospectus:                      250
         - Mailing and Couriering Prospectus:                  1,500
                                                               -----
                                    Sub-Total, priority #1     2,050

(1)   The loans from Management, estimated to be a total of $2050, are being made in order to cover the costs of registering the offering and circulating the prospectus. The loans have a maturity date of 12 months from the time of borrowing, and will carry no interest rate, although our accountants have imputed interest at 8 percent and recording it as paid in capital, for purposes of the financial statements. Repaying these loans have been listed as "Priority Number 1" in every level of this section.

Priority Number 2:
o    Other Administrative Duties and Functions
         - Transfer Agent Fees; Share Certificates:              600
         - Accounting Fees, through 2003:                      3,000
         - Bank Account Fee, through 2003:                       150
         - Legal Fees, for quarterly reports through 2003:     1,500
         - EDGARizing, for quarterly reports through 2003:       800
         - Misc. Office and Computer Supplies/Phone/Fax:       3,600
         - Reserve Account:                                    5,000
                                                               -----
                                    Sub-Total, priority #2    14,650

Priority Number 3:
o   Marketing Expenses
         - Continued Web Hosting and Design, through 2003:     5,000
         - Making VHS/DVD Copies of Our Work:                    900
         - Mailing VHS/DVD Copies of Our Work:                 1,400
                                                               -----
                                    Sub-Total, priority #3     7,300

Priority Number 4:
o   Entertainment Products
         - 1 television pilot, in 2003:                      100,000
         - 7 short films, in 2003:                            91,000
         - 7 super-short films, in 2003:  35,000
                                                              ------
                                    Sub-Total, priority #4   226,000

                                      Total, all priorities  250,000

If we sell only 12,500,000 shares in the offering, which is 50% of the maximum, we will get $125,000 gross proceeds and use the money as follows:
all figures are approximate
Priority Number 1:
o        Conducting Offering Pursuant to This Registration Statement
         Repay loans from Management for costs as follows:
         - SEC and Blue Sky State Registration Fees:             300
         - Copying and Printing Prospectus:                      250
         - Mailing and Couriering Prospectus:                  1,500
                                                               -----
                                    Sub-Total, priority #1     2,050

                                       11

Priority Number 2:
o        Other Administrative Duties and Functions
         - Transfer Agent Fees; Share Certificates:              600
         - Accounting Fees, through 2003:                      3,000
         - Bank Account Fees, through 2003:                      150
         - Legal Fees, for quarterly reports through 2003:     1,500
         - EDGARizing, for quarterly reports through 2003:       800
         - Misc. Office and Computer Supplies/Phone/Fax:       3,600
         - Reserve Account:                                    6,000
                                                               -----
                                    Sub-Total, priority #2    15,650

Priority Number 3:
o        Marketing Expenses
         - Continued Web Hosting and Design, through 2003 :    5,000
         - Making VHS/DVD Copies of Our Work:                    900
         - Mailing VHS/DVD Copies of Our Work:                 1,400
                                                               -----
                                    Sub-Total, priority #3     7,300

Priority Number 4:
o        Entertainment Products
         - 5 short films (in 2003):                           65,000
         - 7 super-short films, in 2003:  35,000
                                                              ------
                                    Sub-Total, priority #4  100,000

                                        Total, all priorities           125,000

If we sell only 6,250,000 shares in the offering, which is 25% of the maximum, we will get $62,500 gross proceeds and use the money as follows:
all figures are approximate
Priority Number 1:
o       Conducting Offering Pursuant to This Registration Statement
        Repay loans from Management for costs as follows:
         - SEC and Blue Sky State Registration Fees:             300
         - Copying and Printing Prospectus:                      250
         - Mailing and Couriering Prospectus:                  1,500
                                                              ------
                                    Sub-Total, priority #1     2,050

Priority Number 2:
o        Other Administrative Duties and Functions
         - Transfer Agent Fees; Share Certificates:              600
         - Accounting Fees, through 2003:                      3,000
         - Bank Account Fees, through 2003:                      150
         - Legal Fees, for quarterly reports through 2003:     1,500
         - EDGARizing, for quarterly reports through 2003:       800
         - Misc. Office and Computer Supplies/Phone/Fax:       3,600
         - Reserve Account:                                    3,300
                                                               -----
                                    Sub-Total, priority #2    12,950

                                       12

Priority Number 3:
o        Marketing Expenses
         - Continued Web Hosting and Design, through 2003:     5,000
         - Making VHS/DVD Copies of Our Work:                    600
         - Mailing VHS/DVD Copies of Our Work:                   900
                                                               -----
                                    Sub-Total, priority #3     6,500

Priority Number 4:
o        Entertainment Products
         - 2 short films, in 2003:                            26,000
         - 3 super-short films, in 2003:                      15,000
                                                              ------
                                    Sub-Total, priority #4    41,000

                                       Total, all priorities             62,500

If we sell only 2,500,000 shares in the offering, which is 10% of the maximum, we will get $25,000 gross proceeds and use the money as follows:
All figures are approximate
Priority Number 1:

o        Conducting Offering Pursuant to This Registration Statement
         Repay loans from Management for costs as follows:
         - Blue Sky State Registration Fees:                     300
         - Copying and Printing Prospectus:                      250
         - Mailing and Couriering Prospectus:                  1,500
                                                              ------
                                    Sub-Total, priority #1     2,050

Priority Number 2:
o        Other Administrative Duties and Functions
         - Transfer Agent Fees; Share Certificates:              600
         - Accounting Fees, through 2003:                      3,000
         - Bank Account Fees, through 2003:                      150
         - Legal Fees, for quarterly reports through 2003:     1,500
         - EDGARizing, for quarterly reports through 2003:       800
         - Misc. Office and Computer Supplies/Phone/Fax:       3,600
         - Reserve Account:                                    2,700
                                                               -----
                                    Sub-Total, priority #2    12,350

Priority Number 3:
o        Marketing Expenses
         - Continued Web Hosting and Design, through 2003:     5,000
         - Making VHS/DVD Copies of Our Work:                    200
         - Mailing VHS/DVD Copies of Our Work:                   400
                                                               -----
                                    Sub-Total, priority #3     5,600

Priority Number 4:
o        Entertainment Products
         - 1 super-short film, in 2003:                        5,000
                                                               -----
                                    Sub-Total, priority #4     5,000

                                       Total, all priorities            25,000

                                       13

If we sell only 1,270,000 shares in the offering, which is 5.1% of the maximum, we will get $12,700 gross proceeds and use the moneyas follows:
All figures are approximate
Priority Number 1:
o        Conducting Offering Pursuant to This Registration Statement
         Repay loans from Management for costs as follows:
         - SEC and Blue Sky State Registration Fees:             300
         - Copying and Printing Prospectus:                      250
         - Mailing and Couriering Prospectus:                  1,500
                                                               -----
                                    Sub-Total, priority #1     2,050

Priority Number 2:
o        Other Administrative Duties and Functions
         - Transfer Agent Fees; Share Certificates:              600
         - Accounting Fees, through 2003:                      3,000
         - Bank Account Fees, through 2003:                      150
         - Legal Fees, for quarterly reports through 2003:     1,500
         - EDGARizing, for quarterly reports through 2003:       800
         - Misc. Office and Computer Supplies/Phone/Fax:       3,600
                                                               -----
                                    Sub-Total, priority #2    10,650

                                       Total, all priorities              12,700

Below this level of only $12,700 worth of shares sold in this offering,
Management will be required to honor their unwritten commitment to personally loan Tally-Ho funds in order for our administrative responsibilities for the next year to be met, including the application for a listing on the OTC Pink
Sheets later this year. We may also try to obtain a loan from a benefactor or a lending institution, or conduct a future money raise, such as a private placement offering, although none of these are currently planned. Please see
Risk Factors, above.

Determination of Offering Price.

Our offering price was set arbitrarily by our management, and the price chosen has no bearing on our assets, book value, revenues, prospects or other established criteria of valuation. Please see Risk Factors, above. Despite the offering price being arbitrary, there were certain nebulous and subjective factors that were considered by management in determining the offering price, and these factors were

a) the fact that Tally-Ho is just over nine months old, with no real operating history, except for one short film which has completed shooting and is currently in post-production;

b) the fact that we have not had profits nor revenues, and expect no revenues for the near future and no profits for the foreseeable future;

c) the fact that our business is extremely risky and speculative;

d) the fact that we do not have experience running a reporting company;

e) the fact that at $0.01 per share, the public would be buying our shares at ten times the price that the officers and directors of Tally-Ho paid when they bought our shares at Tally-Ho's inception;

                                       14
f) our attempt to set a price that could offset the risks involved in a potential investor's mind; and

g) our attempt to start small, not risk more investors' money than we have to, and then, if we begin meeting the goals in our business plan, to do future money raises as needed and set the price higher.

Dilution.

The officers, directors and affiliates of Tally-Ho -- Tal L. Kapelner, Cheney A.
Shapiro and Ariella Kapelner -- received a total of 41,000,000 shares of
Tally-Ho at our inception. The total consideration paid for this stock was
$41,000 at a price per share of $0.001 per share, which is equivalent to the par value of the shares.

The price per share we are asking the public to pay in this offering is $0.01 per share, which is ten times what the officers and directors paid for their shares. Assuming all shares in the offering are sold, the total consideration to be paid by the new shareholders in this offering is $250,000, as opposed to a total consideration of $41,000 paid by the officers and directors for their shares.

Assuming the maximum number of shares are sold in this offering, the percentage of consideration from the existing shareholders will be 14.7%, while the percentage of consideration from the new shareholders will be 85.3%.

And assuming the maximum number of shares are sold in this offering, the number of shares held by the existing shareholders will remain 43,150,000 -- which will become equivalent to 63.3% of the total number of outstanding shares -- and the number of shares held by the new investors will be 25,000,000 -- equivalent to
36.7% of the total number of outstanding shares.

The net tangible book value per share before the distribution is $0.000.

Assuming all shares in the offering are sold, the net tangible book value per share after the distribution will be $0.003.

Assuming all shares in the offering are sold, the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers of the shares being offered is $0.003, which is 100%.

Assuming all shares in the offering are sold, the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers is 70%.

Plan of Distribution.

Our plan of distribution is to offer for sale 25,000,000 shares of our common stock for cash at a price of $0.01 per share and/or in exchange for services rendered at the same value of $0.01 per share. It is impossible to predict how our arrangement to allow for the purchase of shares in exchange for services rendered will affect the amount of proceeds that may be raised in our offering, although we believe it will not affect it greatly. No amount of debt held by
Tally-Ho may be cancelled for shares in this offering. We have registered the shares for sale to provide us with freely tradable securities. We will receive any net proceeds from the sale of these shares and we will use the proceeds at our discretion. Please see Use of Proceeds, above. If we fail to raise the maximum offering, we will keep whatever funds are raised in order to offset the costs of this offering.
                                       15

We do not intend to allow any of our officers or directors to purchase shares in this offering.

We will use our subscription agreement, the material terms of which can be found in the section below, to determine each purchaser's qualifications to invest.
Each potential investor will be required to complete a subscription agreement, because the purchase of our stock involves substantial risks, which will outline his or her financial status and capabilities for purchasing a high risk investment.

We will not be using any broker-dealers or underwriters in the selling of shares in this offering, and will not pay any commissions to anyone, including members of management, in connection with this offering. Members of management - Tal
Kapelner, Cheney Shapiro and Ariella Kapelner - will attempt to sell the
25,000,000 shares being offered on a direct participation basis.

No member of management will register as a broker-dealer, in reliance on Rule
3a4-1 under the Securities Exchange Act of 1934, which allows our three members of management to sell shares in this offering without registering as a broker-dealer, provided four conditions are met.

First, our selling members of management must not be subject to statutory disqualification as defined by section 3(a)(39) of the Securities Exchange Act.
Second, no selling member of management may be compensated in connection with his or her participation in this offering, either directly or indirectly. Third, no selling member of management may be now, or anticipated to be in the foreseeable future, an associated person of a broker or dealer. And fourth, selling members of management must primarily perform duties outside of selling securities, must not have been a broker or dealer or an associated person of a broker or dealer, within the past year, and must not participate in any offering for any issuer more than once per year.

All three members of our management satisfy all four requirements of Rule 3a4-1.

The offering will have a termination period of 90 days from the effective date and may be extended for an additional 90 days if we choose to do so.

The method of sale for our offering shall be achieved as regulated by the applicable state securities laws. We are currently only contemplating conducting our offering in the state of California pursuant to section 25102(f) of the
California Corporations Code. Under this scheme, we shall be limited to approaching prospective investors with whom our management already has a pre-existing relationship. We shall not be doing any advertising or promotion of this stock offering.

Material Terms of Subscription Agreement

The material terms of our subscription agreement are:

First, our subscription agreement states that we have the right to reject any subscription, for any lawful reason, and immediately return the subscription payment without interest.

Second, our subscription agreement shall confirm that the prospective investor has received a copy of our prospectus, but will specifically mention that through this confirmation the prospective investor does not waive any rights under the Securities Act of 1933.

                                       16
Our subscription agreement also confirms that the information provided by the prospective investor on any investor questionnaire to determine the qualification or accreditation of the investor is correct and complete and can be relied upon by Tally-Ho.

Also, prospective investors are asked to confirm that they understand that this prospectus does not constitute an offer to sell or a solicitation of an offer in any jurisdiction or to any person to whom it is unlawful to make such sale or offer.

Our subscription agreement also requires the prospective investor to confirm, if true, that he or she has not been promised, guaranteed or warranted by Tally-Ho nor any of its control people, any expected profit or gain as a result of the investment.

Our subscription agreement also includes a clause directing any controversy arising out of our subscription agreement, except for a request for injunctive relief which may be sought from a court, and again specifically without waiving any investors' rights under the Securities Act of 1933, to be settled through arbitration.

Finally, our subscription agreement asks prospective investors to confirm that all questions pertaining to this offering were answered only by an officer and director of Tally-Ho and no third party was involved in soliciting the securities or making any representations about them.

Legal Proceedings

We are not a party to any pending legal proceeding, nor are we aware of any proceeding contemplated by any governmental authority.

Directors, Executive Officers, Promoters and Control Persons.

The following are the names and ages of all directors and executive officers, their positions and offices, and brief descriptions of their business experience during the past five years:

Name              Age      Position(s) Held          Business Experience During
                           With the Company          Past Five Years

Tal Kapelner      28       President and             From July 1997-March 1998,
                           Chairman of the           served as a writers'
                           Board of Directors        assistant and assistant to
                                                     an ExecutiveProducer on
                                                     "Unhappily Ever After", a
                                                     television sitcom produced
                                                     by Touchstone Television, a
                                                     division of Disney
                                                     Enterprises, and airing on
                                                     the WB network.

                                       17

                                                     His duties included proof-
                                                     reading scripts and non-
                                                     creative rewriting of
                                                     scripts, recording various
                                                     editing notes during the
                                                     show's tapings, and
                                                     performing a variety of
                                                     office assistant functions
                                                     for an executive producer
                                                     of the show.

                                                     From March 1998-April 2000
                                                     was self-employed as a
                                                     technical writer and
                                                     creative writer of
                                                     screenplays and teleplays.
                                                     Was hired to write business
                                                     plans for companies in
                                                     various fields. Was never
                                                     hired or paid for any
                                                     creative writing during
                                                     this time.

                                                     From April 2000-present,
                                                     President of a California
                                                     subchapter S corporation
                                                     engaged in technical
                                                     writing services named
                                                     "Tally-Ho Ventures, Inc.",
                                                     which is not associated
                                                     with our company. His
                                                     duties include preparing
                                                     business plans for
                                                     companies in various
                                                     fields.

Cheney Shapiro       20    Vice-President,           From March 1998 - June
                           Secretary and             2000, served as a personal
                           a Director                and business assistant to a
                                                     celebrity - primarily film
                                                     actress; being a household
                                                     name being withheld - and
                                                     her family. Her duties
                                                     included governess, which
                                                     entails being a nanny to
                                                     three kids, running errands,
                                                     house-sitting, and helping
                                                     to run the household; also
                                                     provided administrative
                                                     support for celebrity's
                                                     acting career.

                                                     From June 2000 - January
                                                     2001, was a personal and
                                                     business assistant to a
                                                     celebrity - primarily
                                                     television actress; name
                                                     being withheld. Her duties
                                                     included bookkeeping and

                                       18
                                                     various office assistant
                                                     functions, and household
                                                     duties.

                                                     From January 2001 - May
                                                     2002, employed as executive
                                                     assistant to the Chairman
                                                     of David Morse and
                                                     Associates, an insurance
                                                     adjustment firm based in
                                                     Glendale, California.
                                                     Duties included maintaining
                                                     the external and internal
                                                     PR of the Chairman, event
                                                     and meeting planning,
                                                     scheduling of company
                                                     activities, some marketing
                                                     for the company and various
                                                     office assistant functions.

                                                     From July 2002 - present,
                                                     President of Fly-By
                                                     Enterprises, Inc., a
                                                     California corporation
                                                     offering administrative
                                                     support services, such as
                                                     communication system and
                                                     database overhauls, on a
                                                     project basis. Her duties
                                                     include seeking and
                                                     performing project-based
                                                     administrative work to
                                                     people in the business
                                                     community. Her
                                                     administrative assistant
                                                     projects include overseeing
                                                     organizational projects and
                                                     database overhauls.

Ariella Kapelner     56    Treasurer                 From August 1998-present,
                                                     founded and still serves as
                                                     president of the nonprofit
                                                     corporation Living &
                                                     Education, Inc., a provider
                                                     of instructional videos
                                                     covering such fields as
                                                     parenting and drug and
                                                     criminal rehabilitation
                                                     under which she has
                                                     produced educational
                                                     materials and seminars
                                                     currently being sold
                                                     world-wide. The materials
                                                     are now being sold all over
                                                     the world.

                                                     From January-November 2001,
                                                     served as president
                                                     of Investment Research, Inc.,
                                                     a for-profit corporation
                                                     engaged in the research of
                                                     how venture capitalists and
                                                     other investors choose
                                                     which investments they wish
                                                     to make and upon which
                                                     criteria to make such
                                                     decisions. She has matched
                                                     investors' interests with
                                                     young companies looking for
                                                     funding by calling persons
                                                     holding themselves out to
                                                     be "angel investors" and
                                                     surveying them as to which
                                                     types of companies they
                                                     would be interested in
                                                     investing and informing
                                                     young companies looking for
                                                     funding of the results of
                                                     her surveys.

                                                     From September 2001-January
                                                     2003, served as executive
                                                     director of the non-profit
                                                     Federal Commission on
                                                     Educational Rights, Inc., a
                                                     group which seeks to inform
                                                     parents of their rights in
                                                     the educational system.
                                                     Ms. Kapelner has educated
                                                     many parents on these
                                                     rights.

The following are all the directors of Tally-Ho, their terms of office and periods in which they served, and identification of any other directorships held in reporting companies, with names of those companies:

Director's Name      Term of Office as Director and            Other Directorships Held in
                     Period During Which Served                Reporting Companies

Tal Kapelner             11 months                                     None
                         Served November 21, 2002 - present

Cheney Shapiro           11 months                                     None
                         Served November 21, 2002 - present

Ariella Kapelner, treasurer, is the mother of president and Chairman of the
Board, Tal Kapelner.

Security Ownership of Certain Beneficial Owners and Management.

We have 43,150,000 shares of common stock outstanding at $0.001 par value.
75,000,000 shares of common stock are authorized.

The following information is for any person, including any group of two or more persons acting as a partnership, syndicate or other similar group, who is known to us to be the beneficial owner of more than five percent of any class of our voting securities:

Title of Class    Name and Address of Beneficial Owner     Amount and Nature        Percent
                                                          of Beneficial Owner      of Class

   Common                Tal Kapelner                     20,000,000 shares(1)      46.3
   Stock                 c/o Tally-Ho Ventures, Inc.      President and
                         518 Oak Street  #2               Chairman of the
                                                          Board of Directors

                                       19

   Common                Cheney Shapiro                   20,000,000 shares(2)      46.3
   Stock                 c/o Tally-Ho Ventures, Inc.      Vice-President,
                         518 Oak Street  #2               Secretary and a
                                                          Director

(1)   Tal Kapelner owns 20,000,000 shares of Tally-Ho, no part of which are options, warrants, or via any other rights, and he has no rights to acquire beneficial ownership of any other shares, whether through option, warrant, conversion privilege or any other right, within sixty days.

(2)   Cheney Shapiro owns 20,000,000 shares of Tally-Ho, no part of which are options, warrants, or via any other rights, and she has no rights to acquire beneficial ownership of any other shares, whether through option, warrant, conversion privilege or any other right, within sixty days.

We only have one class of equity securities, and that is our Common Stock, and we have no parents or subsidiaries. For our Common Stock, we present the following information regarding the security ownership of our management, as of
December 31, 2002:

Title of Class    Name and Address of Beneficial Owner     Amount and Nature        Percent
                                                          of Beneficial Owner      of Class

   Common                Tal Kapelner                     20,000,000 shares(1)      46.3
   Stock                 c/o Tally-Ho Ventures, Inc.      President and
                         518 Oak Street  #2               Chairman of the
                                                          Board of Directors

   Common                Cheney Shapiro                   20,000,000 shares(2)      46.3
   Stock                 c/o Tally-Ho Ventures, Inc.      Vice-President,
                         518 Oak Street  #2               Secretary and a
                                                          Director

   Common                Ariella Kapelner                 1,000,000 shares(3)        2.3
   Stock                 c/o Tally-Ho Ventures, Inc.      Treasurer
                         518 Oak Street  #2

   Common                All Directors and Executive      41,000,000 shares(4)      95.0
   Stock                 Officers as a Group
                         c/o Tally-Ho Ventures, Inc
                         518 Oak Street  #2

(1)   Tal Kapelner owns 20,000,000 shares of Tally-Ho, no part of which are options, warrants, or via any other rights, and he has no rights to acquire beneficial ownership of any other shares, whether through option, warrant, conversion prvilege or any other right, within sixty days.

(2)   Cheney Shapiro owns 20,000,000 shares of Tally-Ho, no part of which are options, warrants, or via any other rights, and she has no rights to acquire beneficial ownership of any other shares, whether through option, warrant, conversion privilege or any other right, within sixty days.

(3)   Ariella Kapelner owns 1,000,000 shares of Tally-Hoy, no part of which are options, warrants, or via any other rights, and she has no rights to acquire beneficial ownership of any other shares, whether through option, warrant, conversion privilege or any other right, within sixty days.

(4)   All Directors and Executive Officers as a Group own 41,000,000 shares of
      Tally-Ho, no part of which are options, warrants, or via any other rights, and they have no rights to acquire beneficial ownership of any other shares, whether through option, warrant, conversion privilege or any other right, within sixty days.

Description of Securities.

Dividend Rights - Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds of
Tally-Ho legally available therefore.

                                       20

Voting Rights - Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Shares of Common Stock do not have cumulative voting rights, which means that the holders of the majority of the share votes eligible to vote and voting for the election of the Board of
Directors can elect all members of the Board of Directors.

Preemption Rights - Holders of our common stock have no preemptive or conversion rights or other rights to subscribe for or to purchase any stock, obligations or other securities of Tally-Ho.

Liquidation Rights - In the case of liquidation, dissolution or winding up of
Tally-Ho Ventures, Inc., the holders of shares of our Common Stock will be entitled to share ratably in the net assets of Tally-Ho legally available for distribution to shareholders after payment of all our liabilities and any preferred stock then outstanding, although none is currently outstanding.

Other Material Rights - There are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of holders of our Common Stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future, although our Certificate of Incorporation does not currently authorize any preferred stock at all.

Interest of Named Experts and Counsel.

Our counsel which has provided us the legality opinion regarding the securities being registered is Valerie L. Hanna.

The accountants who have audited our financial statements are Malone and Bailey,
PLLC. The accountants' report is given upon their authority as experts in accounting and auditing.

Disclosure of Commission Position of Indemnification for Securities Act
Liabilities.

Section 145 of the Delaware General Corporation law makes provision for the indemnification of officers and directors under certain circumstances from liabilities, including reimbursement for expenses incurred, arising under the
Securities Act. Section 145 of the Delaware General Corporation law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:

                                       21

        a)   for any breach of the director's duty of loyalty to the corporation or its stockholders;

        b)   for acts or omissions not in good faith or which involve
             intentional misconduct or a knowing violation of law;

        c)   arising under Section 174 of the Delaware General Corporation law;
             or

        d)   for any transaction from which the director derived an improper personal benefit.

The Delaware General Corporation law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise.

However, currently, Tally-Ho Ventures, Inc. has no charter provisions, by laws, contracts or other arrangements that insures or indemnifies directors, officers or controlling persons of Tally-Ho against liability under the Securities
Act.

Insofar as indemnification for liabilities arising under the Securities Act of
1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

We provide the undertaking that in the event that a claim for indemnification against such liabilities (other than the payment by Tally-Ho of expenses incurred or paid by a director, officer or controlling person of Tally-Ho in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Organization Within Last Five Years.

The Company does not have any parents.

The names of our three promoters are Tal Kapelner, Cheney Shapiro and Ariella
Kapelner, who are the three founders of our company.

On November 21, 2002, Tal Kapelner received 41,050,000 shares of common stock from Tally-Ho, valued at the par value of $0.001 per share, which he received in exchange for our business plan, valued at $41,050. Nothing else of any value was given to us by Mr. Kapelner or received by Mr. Kapelner from us.

The business plan acquired by us from Mr. Kapelner was acquired for 41,050,000 shares of our common stock, with the price per share set at par value, $0.001, making the total amount paid by us for the business plan $41,050. The principle followed in determining the amount of the business plan was an approximation based on Tally-Ho's and Tal Kapelner's experience seeing similar transactions occur for others. This determination regarding the amount of the business plan was made by Tal Kapelner, President and Chairman of our company, and son of
Ariella Kapelner, the Treasurer of our company. The cost of the business plan to
Tal Kapelner was negligible, practically zero.

On November 21, 2002, 20,000,000 of Mr. Kapelner's initial 41,050,000 shares were assigned by Tal Kapelner to Cheney Shapiro in connection with her services as a founder, a director, and our Vice-President and Secretary. Nothing else of any value was given to us by Ms. Shapiro or received by Ms. Shapiro from us.

Also on November 21, 2002, 1,000,000 shares of our common stock was assigned by
Mr. Kapelner from his own personal share holdings to Ariella Kapelner in connection with her services as a founder and our Treasurer. Nothing else of value was given to us by Ms. Kapelner or received by Ms. Kapelner from us.

Description of Business.

Business Development.

Tally-Ho Ventures, Inc., a Delaware corporation, was incorporated on November
21, 2002.

Before we incorporated, we had the idea of setting up a website which had entertaining, generally comedic material on it, including comedic essays and free-form prose "musings", as well as video and film parodies of varying lengths, though generally no more than 15-20 minutes each at the most.

Our purpose in having this website is to have people in the entertainment industry see what kind of work we are capable of, and then give us paid work as producers of television and film projects.

We then decided that we should start up a corporation as the vehicle by which to operate this venture, and have the corporation be a television and film production company, where eventually, after our work would hopefully become recognized by those people in the entertainment industry who are able to make the decision to fund a film or television project, we would be given a budget by a television network or film studio to produce television "pilots", and other television programs and specials, as well as short- and feature-length films, for theatrical release or release directly to video outlets.

                                       22

We incorporated on November 21, 2002 in the state of Delaware, and since that time have set up the website described above, located at
www.tallyhoventures.com, as well as begun very rudimentary promotion of the website, such as submitting our web address to ten or so of the more popular web search engines and web directories, including Google, HotBot, Lycos, Netscape
Search as well as DMOZ, which provides search results to many search engines such as Alta Vista and AOL Search.

We have also worked with the Screen Actors Guild actors' union ("SAG") to make sure our production company complied with all SAG rules for working with professional acting talent, and to that end we have signed the Experimental Film
Agreement with the Screen Actors Guild. Please see copy of executed Agreement, attached as an Exhibit. The Screen Actors Guild is a nationwide professional actors guild union, affiliated with the AFL-CIO, whose members work primarily in television and film. Other actors unions have its members working primarily on stage or through other media. SAG views its primary responsibilities as the maintenance of competitive wages and safe working conditions for its actor members, although it does not aid its members in the gaining of employment. By signing the Experimental Film Agreement with SAG, we agreed to limit our right to exhibit our first film, "The G! True Tinseltown Tale: Dude, Where's My Car?", to film festivals and directly to members of the entertainment industry. We agreed to contact SAG, and pay each of the professional actors we hired an additional sum of money, approximately $200 for each of the five professional actors we hired, if our film will be exhibited outside of the above venues.

Finally, we have recently completed final photography on our first short film parody, entitled "The G! True Tinseltown Tale: Dude, Where's My Car?" a parody of both the television series "The E! True Hollywood Story" and the 2000 film
"Dude, Where's My Car?" released by Twentieth Century Fox. The film is now near completion of post-production, with most editing and graphics completed, and awaiting narration and music before being marketed and distributed. Please see
Business of Issuer below for more detail on our distribution and marketing methods.

Our plan for future operations is as follows:

Phase I (over the next 3 years):
                  -   Further develop our website www.tallyhoventures.com and
                      use it as a marketing tool by continually creating
                      entertaining content available for free to the public.
                  -   Attempt to drive up traffic for the website through, e.g., targeted web advertising.
                  -   As funds allow, produce short and feature-length films,
                      television pilots and web-exclusive video skits and
                      vignettes.
                  -   Distribute web-exclusive video skits and vignettes via our website and other relevant websites as examples of our
                      work.
                  -   In order to generate interest in our work and have our
                      products purchased for distribution, submit our short and
                      feature-length films to film festivals and markets, as
                      well as to appropriate television channels, and also
                      distribute these films via our website and other relevant
                      websites, and finally, send out copies of our films to
                      members of the entertainment industry who might be
                      interested in the content.
                  -   Attempt to show and/or submit our television pilots to
                      executives at the appropriate television channels for the
                      purpose of having our television programs air on their
                      channels; or, in the alternative, generate interest in our television pilots by distributing them over our website,
                      as well as circulating them among members of the
                      entertainment industry.

Phase II (3-10 years from now):
                  -   As funding is available, significantly expand operations
                      to include regular, consistent production of television
                      programs, short and feature-length films and music videos.
                  -   Maintain and update website entertainment content.
                  -   Move towards normal, industry-standard marketing and
                      advertising channels for our products, and larger-budget
                      productions.

Phase III (10+ years from now):
                  -   Consider business combinations with other entertainment
                      companies, especially TV and film production companies;
                      or, in the alternative, consider either remaining an
                      independent television and film production company or
                      reviewing the feasibility of significantly expanding
                      operations even further.

                                       23

Business of Issuer.

Principal products or services and their markets. We are a development-stage company in the business of producing entertainment products, principally short films, web-exclusive videos vignettes and skits, and "pilot" (one full-episode test) television programs. We also are currently engaged in producing entertaining written material - such as comedic essays and free-form prose - and posting these and our other products to our website www.tallyhoventures.com.

The short film we have produced so far and the short films we intend to produce in the future are produced as follows. First, we start with an idea. This idea typically comes from one of our three founders, Tal Kapelner, Cheney Shapiro or
Ariella Kapelner, and it usually consists of no more than a simple idea for a plot or storyline or interesting concept or even just a clever line of dialogue that a story can be built around. To describe it most simply, an idea is the completion of a "what if" scenario. Ideas are a byproduct of inspiration, the occurrences of which are very difficult to predict.

Once an idea is hatched by one of our three founders, either that founder or, more typically, Tal Kapelner alone, will begin to write a short screenplay, which is a script written for the screen, encompassing that idea. This process can take up to several months. During this time, a director and one or more
"producers" are decided upon for the production. Producers are those individuals who manage and oversee the co-ordination of all of the elements to making a film, including actors, writers, directors, propmen, wardrobe personnel, etc., as well as co-ordinate with any legal and other professional personnel to handle any and all regulatory, accounting or union paperwork and other issues regarding the making of the film. Because of our short resources, typically Cheney Shapiro and Tal Kapelner are our two producers for all of our projects, and Tal Kapelner is our director.

Once the script is written, the producers create a budget and a time line for production, based upon what the script calls for. For example, a 10-page script that has all the action take place in one room of a standard home would be cheaper and faster to produce than a 40-page script which calls for car chases.

Once the budget and production schedule are decided upon, financing is sought.
Financing films, both short films and features, is a difficult process, and it becomes more difficult the larger the budget. This is for several reasons.
First, there are simply not that many individuals and entities worldwide who can put up the amount of money typically needed to finance an average-budget feature film, currently about $30 million. Second, recouping money from a film is a long process, as there is typically a gap of 1-3 years between the time the money is paid to finance the film, and the theatrical release of the film. And if the theatrical release did not recoup all of the financiers' money, then the financiers will have to wait to recoup their money until more money is brought in from overseas markets; ancillary markets, which are non-theatrical markets such as military and airplane exhibitions; sales of video and DVD copies of the film; and cable television and broadcast network exhibitions. Finally, often times films don't recoup the money that is spent on them ever, making financing films extremely risky. And financing short films is typically more difficult than financing feature films, because although short films are much cheaper to produce - they cost usually less than $100,000 - there are much fewer opportunities to exhibit them, and therefore fewer ways by which to recoup the investment.
                                       24

For these reasons, funding is typically the most demanding, and oftentimes the longest, part of every project. Funding for films is so elusive, in fact, that most organizations which seek to help the independent filmmaker, such as
Independent Film Project and Filmmakers Alliance of Los Angeles, will not even address the key matter of funding and will focus instead on providing inexpensive resources by which to make films, once funding has already been achieved.

There are some sources of funding available specifically for films, however. The two major types of funding are fundraising and financing. Fundraising refers to grants and corporate gifts, while financing includes both debt and equity financing. Sources for fundraising include the Film Arts Foundation in San
Francisco (www.filmarts.org), The Independent magazine
(www.aivf.org/independent) and The Foundation Center (www.fdncenter.org), all of which have a list of foundations issuing grants, with information about each grant such as deadlines, criteria, etc. We intend to pursue this line of funding whenever practicable. Each project will have to be analyzed to see if it is a good fit for a funding entity. Entertainment attorneys may also be contacted to provide guidance or consulting or introduction to brokers, dealers or finders who may assist in locating financiers.

Both debt and equity financing shall be used as needed whenever fundraising is not a viable option. The manner by which we will generally seek to secure financing will depend upon the level of financing we will need. For smaller budgeted short films, we shall rely on stock offerings such as this one, or upon loans from management or another benefactor, or upon an equity investment from a benefactor or venture capital group. For larger budgeted films, we will rely almost exclusively on stock offerings similar to this or seek large-scale private financing.

With the money, budget, schedule and script in place, the producers meet to more carefully plan out the pre-production process. "Pre-production" refers to the time period when the film is being made but nothing has been shot yet. During this time, we generally will be contacting SAG to arrange for the signing of a contract that allows us to hire professional actors. We will fill out the myriad paperwork and produce the $500-$1000 deposit required by SAG at this time and hire a payroll company that will help us secure workers' compensation insurance for our actor employees as well as process payroll for the actors.

We have made a conscious decision to not sign with other talent unions, including the directors guild, writers guild or the International Alliance of
Theatrical Stage Employees (IATSE), which is the union for most crewmember positions, as that would severely limit the non-acting talent we would be able to hire, increase our costs by forcing us to hire all non-actors as employees rather than independent contractors, and force us to adhere to many rules regarding workplace environment which are geared towards larger productions and would unnecessarily increase the costs of our modestly-budgeted projects.

                                       25

Concurrently with working with the actors union and ensuring that all legal and union regulatory compliance is made, casting is completed. We generally will be hiring professional acting talent, in order to cheaply enhance the quality and visibility of our work. In order to procure such talent, the general procedure is to post "breakdowns", which are descriptions of the characters we are casting. Popular outlets to post breakdowns include breakdownservices.com; the
Backstage newspaper and backstage.com, divisions of VNU Business Media;
castnet.com; and, for background actors ("extras"), Central Casting, a division of Entertainment Partners. These outlets typically charge $0 - $75 for an entire cast of character breakdowns.

After posting the breakdowns, a large number of submissions will flow to our production offices, at which time the producers and director will review the submissions and audition 2-6 actors for each role being cast, eventually casting one actor for each role.

Concurrently with casting the film, wardrobe and props are purchased by the producers, any film equipment necessary is rented and crewmembers are hired to perform certain technical tasks in the shooting of the film. Tally-Ho owns none of its own equipment and will have to rent equipment for each of its shoots.
Tally-Ho locates its crewmembers quite easily by simply typing into a Google search the name of the technical position required, along with the word "hire", and then browsing the results. www.mandy.com and www.mediaresourcecontacts.com are also two common sources of non-union non-actor talent, as are the
Independent Film Project (www.ifp.org) and the Filmmakers Alliance
(www.facommunity.org) organizations, which have non-union crewmember directories.

                                       26

Securing shoot locations is also important. Tally-Ho neither owns nor leases any studio space for the purpose of shooting films. Both IFP and Filmmakers Alliance have production studios available for very low budget films, and oftentimes films can be filmed inside private homes or offices, depending upon the script.

Once all of the above arrangements have been made in pre-production, the shooting of the film begins. The scenes, as written in the script, are shot.
Expenses, such as food for the cast and crew and transportation to and from the location sites, were incurred during this period.

After the shooting of the film, the post-production process begins. An editor is chosen, the images recorded during the shoot are catalogued and the director and editor, along with the producer occasionally, sit in an editing bay and piece the footage together. It is during post-production that any additional sound effects, narration, music or visual effects are added. Tally-Ho neither owns nor leases any of its editing space or equipment, which is available either from the editor him or herself, or from non-profit organizations that cater to the independent filmmaker, such as IFP and Filmmakers Alliance, or from higher cost mainstream editing rental facilities.

Also during the post-production period, clean-up paperwork is done on the production, including bookkeeping, SAG recordkeeping, tax and payroll recordkeeping, etc.

Finally, after the film is finished, as determined typically by the director and producers, copies of the film are made in whatever media is determined to be suitable and distributed as we describe below. A "producer's rep", who acts essentially as an agent for the film, may be hired on a contingency basis to represent the film at film festivals and markets and attempt to secure a buyer or exhibitor for the film.

We anticipate most of our short films to cost approximately $13,000, and most of our super-short films, those under 10 minutes in length, to cost approximately
$5,000. The timeframe for completing a short film from script to final print is approximately 5-9 months, while the timeframe for completing a super-short film is approximately 2-5 months.

One can consider the case of our first short film, "The G! True Tinseltown Tale:
Dude, Where's My Car?" as an illustration of the general process of making our products we describe above. In the case of "G! Dude?" Tal Kapelner wrote the script in the fall of 2002 and, once Tally-Ho was incorporated, both Mr.
Kapelner and Cheney Shapiro got on board as producers. Tal Kapelner was named director, and the two producers ironed out a budget based upon a 22-page script, which translates to approximately 22 minutes of running time. The budget was fixed at $4,000 and a production schedule of 4 months was considered reasonable.
In our case, financing $4,000 for our first short film was not difficult because
Tal Kapelner financed it himself.

During pre-production for our "G! Dude?" project, Tal Kapelner served as liaison with the Screen Actors Guild and worked with them to sign the Experimental Film
Agreement. He produced the $500 deposit SAG requested and filled out all the paperwork. He also retained a payroll company to properly process the payrolls of the actor employees hired for the shoot, and procured workers' compensation insurance from the State Insurance Compensation Fund, to cover the actor employees on the set in case of injury.

Tal Kapelner and Cheney Shapiro cast our "G! Dude?" film. They decided to cast
Tal Kapelner to play the part of Ashton Kutcher and Cheney Shapiro to play the part of Shera Friendly. They decided to cast other professional actors to play the other four on-camera roles, and posted a breakdown of each role being cast, on an online service mentioned above called breakdownservices.com. This online service is a service where actors can log on and view all of the roles available at that time in a wide variety of media, including television, film, commercials and industrial or instructional media. Over the two weeks following the posting of our breakdowns for our "G! Dude?" project, we received over 500 e-mailed and mailed submissions from actors all over the country, principally from Los
Angeles. Each submission carried with it a photo of the actor and a resume. Mr.
Kapelner and Ms. Shapiro pored over all of the submissions and selected approximately 3-5 actors to audition for each of the four roles offered. After the auditions, one actor for each of the four roles was chosen, and each of the respective actors' agent or manager was contacted and told that his or her client has been given the role. The total cost of the actors' services was approximately $1,200 total, which included mandatory contributions to the
SAG/Producers Pension and Health Fund and all employer taxes.

                                       27

Also during pre-production, the producers hired a cameraman who could serve as the director of photography (DP) and could provide his own camera, sound and lighting equipment. Brian Solari was hired as the DP and the cameraman for the shoot. He was recommended to the producers by Eric Sherman, an acquaintance who is himself an accomplished director. Because Mr. Solari also had expertise in the area, the producers were able to save money by using him as his own lighting technician as well. Mr. Solari requested that a script supervisor be hired for the shoot, and Krista Bean was hired as script supervisor through www.mandy.com, responsible for keeping careful notes of how the shooting of the film progressed vis-à-vis the script, and thereby providing valuable data for the editor during the post-production process. Two production assistants, roughly equivalent to "gophers", were hired, and a friend of the producers volunteered her services as make-up artist. The total cost of hiring crewmembers and renting equipment for the shoot was approximately $1,000.

In the "G! Dude?" production, the producers were able to secure the house and grounds of a business associate in Los Angeles for the shooting of most of the scenes in our film, while the DP allowed us to use the dance studio of one of his former clients, located in La Canada Flintridge, just north of Los Angeles, as the location of the remainder of the scenes.

The film was shot on digital video, which requires no film nor analog videotape, and is, for this and other reasons, cheaper than both film and analog video. "G!
Dude?" took two days to shoot.

Brian Solari, our DP, who also has his own editing bay and equipment, was chosen to also edit the film, and Tal Kapelner, as director and producer, and Cheney
Shapiro, as producer, joined with Mr. Solari in the post-production process. We are currently in this post-production process.

Tal Kapelner, as executive producer, handled the "clean-up" paperwork described above.

The cost of our "G! Dude?" project is more than we anticipated. The final budget will be approximately $7,000, whereas we had budgeted $4,000 initially. In the future, other short films will likely be more expensive, as our first short film was made especially cheap by the fact that our script called for mostly home interview scenes.

The process for making our web-exclusive vignettes is the same as described above for making short films; however, the method of distribution is much simpler: We only upload the finished products up to our website for viewing exclusively on the web. This "web-exclusive" method of distribution also allows us to sign a cheaper contract with SAG. The Internet-only contract with SAG dramatically reduces our SAG-related paperwork and allows us to forego paying any security deposit to SAG.

Given bandwidth considerations and our opinion that attention spans are shorter among web surfers than among those watching conventional video, we anticipate most of our web-exclusive products to fall in the super-short films category of under 10 minutes and therefore cost approximately $5,000 each and be completed in 2 months time, from script to final print, which is on the low end of the timeframe estimate for super-short films in general.

Our "pilot" television programs are produced in the same manner as our short films above; however, we are obliged to sign a more expensive contract with SAG, which requires minimum weekly salaries for actors of over $3,000 per actor and enough paperwork to force us to hire a full-time producer just to handle actors'
payroll and paperwork issues.

                                       28

Additionally, our TV pilots will have to use more than one camera to capture the simultaneous action; three is standard for a TV show. A studio set will have to be rented, and more wardrobe will be required. For these reasons, we have budgeted our first TV pilot at $100,000 and anticipate future TV pilots to be budgeted similarly with an estimated time frame of 3-9 months for completion per project.

As with our film projects, described above, the two major types of funding for our television pilots and web-exclusive vignettes will be fundraising and financing, both of which we shall pursue as is practicable. Each project will have to be analyzed first to see if it is a good fit for a funding entity.
Entertainment attorneys may also be contacted to provide guidance or consulting or introduction to brokers, dealers or finders who may assist in locating financiers.

Both debt and equity financing shall be used as needed whenever fundraising is not a viable option. The manner by which we will generally seek to secure financing will depend upon the level of financing we will need. For smaller budgeted short films, we shall rely on stock offerings such as this one, or upon loans from management or another benefactor, or upon an equity investment from a benefactor or venture capital group. For larger budgeted films, we will rely almost exclusively on stock offerings similar to this or seek large-scale private financing.

Finally, our entertaining written material, including free-form prose, etc., is written primarily by Tal Kapelner for no fee. Mr. Kapelner is not under contract with Tally-Ho to produce a certain quantity or quality of work, and makes contributions when inspiration strikes and his schedule allows. Mr. Kapelner's material is sent to our web designer, Steve Aguilera of GraphicPark.net, and is uploaded onto our website at a rate of $75 per hour, which translates to approximately $10 per written entertainment product we produce.

The market for our products is principally members of the entertainment industry, particularly those in charge of programming and finances. We ultimately are seeking professional production opportunities in television and film, and in order for us to be retained for such producing services we seek, we must make our work recognizable among members of the entertainment industry who are in the position to offer us such professional producing opportunities.

A lesser market for our products would be the public at large. We feel that if we got the attention of enough people, regardless of whether they worked in the entertainment industry or not, there would be enough positive word of mouth about our work to generate the kind of producing opportunities described above.

The short- and long-term overall financial plan. We have used no-interest loans from members of our management for our initial administrative costs, including accountant's fees, as well as the initial development of our website and the production of our first major entertainment product, a short film parody. We are hoping that we are able to sell enough shares in this offering to allow us to a)
maintain our administrative responsibilities, b) maintain and periodically update our website, and c) continue to market our products and d) make more products, over the next 12 months. Please see Management's Discussion and
Analysis or Plan of Operation below. If we do not sell enough shares to do this,
Management will be required to meet its commitment and personally loan Tally-Ho funds in order for our administrative responsibilities for the next year to be met, including the application for a listing on the OTC Pink Sheets later this year. We may also try to obtain a loan from a benefactor or a lending institution, or conduct a future money raise, such as a private placement offering, although none of these are currently planned. Within three years, we hope to be offered a budget from a film and/or television distribution company or television network to produce a film or television program.

We intend to initially apply for a priced quotation on the OTC Pink Sheets within the coming year.

Distribution and marketing. The first way we intend to market and distribute our entertainment products is to post most of them on our website,
www.tallyhoventures.com, and make them available for viewing for free to the public. Initially, we will not have any resources - except word of mouth - to actively advertise the website, and so we anticipate very little traffic initially for our website. However, our website is up and operating properly already, and GraphicPark.net, the website design and marketing firm we are using, has already submitted our URL - http://www.tallyhoventures.com - to more than ten popular search engines and web directories, including Google, HotBot,
Lycos, Netscape Search as well as DMOZ, which provides search results to many search engines such as Alta Vista and AOL Search. This will allow the general public to become aware of our site through web searches they conduct on their own into the areas with which our website deals, and we anticipate that some growth in site traffic will occur through this means.

Although our website will have available for viewing most of our products for free, and therefore not be income-producing, our plan nevertheless calls for us to concentrate on increasing website traffic. We view site traffic as a way to increase the positive word of mouth about our products, thus hopefully getting the attention of executives of a film and/or television distribution company or television network, who might offer us a professional production opportunity, such as producing a television pilot or special, or short or feature-length film, and it is the steady producing of television shows and films which is our ultimate goal. For that reason, our business plan also calls for future funds -
funds we receive after this offering is completed - to be used to advertise on other websites which might have a demographic that would appreciate our work, including off-beat political "me-zines", which are individualized web sites featuring a definite personality such as andrewsullivan.com, or other off-beat humor websites such as bobanddavid.com or atomfilms.com.

                                       29

The second way we intend to market and distribute our products is to distribute recordings of our films via VHS tape and/or DVD to members of the entertainment community. For example, Management's first entertainment product is a short film entitled: "The G! True Tinseltown Tale: Dude, Where's My Car?" This short film is a parody of both the television series "The E! True Hollywood Story" as well as the 2000 film "Dude, Where's My Car?" released by Twentieth Century Fox. All photography of the short film was completed in January of 2003 and is now near completion of post-production. As mentioned above, we intend to market this product after post-production is completed by uploading it onto the
tallyhoventures.com website. However, we will also send VHS and/or DVD copies of the film to the subjects that were parodied in the film as a way of enhancing recognition of the film.

This second marketing and distribution method also dovetails with our first marketing and distribution method, the website, because at the end of the tape containing the parody, the audience watching the parody will be directed to our website for more free entertainment products. Future filmed parodies produced by
Management will likely be distributed in a similar fashion.

Although unusual, this marketing maneuver of distributing tapes to members of the entertainment community as a way of increasing exposure for one's work is not without precedent. The president of our company, Tal Kapelner, recalls when he was a writers' assistant and assistant to an executive producer on a network television sitcom in 1997-1998. During that time, VHS recordings containing bootleg copies, which are copies produced without the express permission of its authors of a 10-minute video cartoon produced as a "video Christmas Card" were circulating throughout the entertainment industry. Tal Kapelner himself was shown a bootleg copy of this 10-minute video Christmas card in the offices of one of the producers of the television sitcom he was working on at the time. He recalls that it wasn't long after that time that the creators of this video
Christmas card - who had done no prior work in the entertainment industry - were offered their own show on Comedy Central, a basic cable television channel jointly owned by AOL Time Warner and Viacom. The show was entitled "South Park".

According to Indiana University Southeast's newspaper "The Horizon" and internet-based South Park chronicler Scott Hemmings, the story of how the television show "South Park" came about begins with the producers Matt Stone and
Trey Parker, who met while attending college in Colorado. They worked together in making film shorts for school, one of which was a short film about 4 foul-mouthed boys trying to kill Frosty the Snowman. The video was sent unsolicited to an executive at News Corp's 20th Century Fox, who enjoyed it and offered Parker and Stone $2000 to make a video Christmas card. Stone and Parker took the idea from the "Frosty" skit they had done and improved the animation a little. The finished product turned out to be the 10-minute video Christmas card, entitled "The Spirit of Christmas", wherein the 4 foul-mouthed boys were involved in a fight between Santa Claus and Jesus. They gave it to the Fox executive, who enjoyed it so much that he sent it out to his friends, who then sent it to others, and so on until actor George Clooney got a hold of a copy. He watched it and liked it so much he sent out between 300 and 700 copies -
accounts vary as to the exact number - to many people he knew, many of them in the entertainment industry. This distribution is widely credited as responsible for Messrs. Parker and Stone having been offered a deal to produce the sit-com cartoon "South Park".

We envision our film and video entertainment products, at least initially, to be distributed in a similar "underground" fashion. We believe that sending our film and video parodies to the subjects of the parodies themselves is a clever way to have our products seen, and we hope that our products will be enjoyed by those to whom we send them, and distributed in the same underground, "guerilla"
fashion as the original video Christmas card produced by Trey Parker and Matt
Stone, with bootleg copies of our products being made by those who view it, eventually gaining greater recognition in the entertainment industry and perhaps eventually funding for future entertainment products, including television series and specials, short and feature-length films and internet-based films.

The third way in which we anticipate marketing and distributing our filmed entertainment products is to simply submit DVD copies of our film and video products to those satellite, cable and broadcast entities who air such products.
For example, a DVD copy of our first short film parody, "The G! True Tinseltown
Tale: Dude, Where's My Car?" may be submitted to HBO and/or Cinemax, both owned by AOL Time Warner; Showtime and/or The Movie Channel, both owned by Viacom;
IFC, Independent Film Channel - owned jointly by Cablevision, General Electric and MGM; and the Sundance channel, a joint venture between Viacom, PolyGram and
Robert Redford. All of these cable and satellite channels air short films regularly and might be willing to at least look at unsolicited submissions to see if they would like to air them, although we have no personal knowledge that it is that easy. Please see Risk Factors, above. It is true, however, that
Alexandra Pelosi, the producer and director of the feature-length documentary
"Journeys With George" - a documentary featuring an intimate look at President
George W. Bush as he campaigned for President in the year 2000 - did nothing more than submit her final edit of "Journeys With George" to HBO with a handwritten note asking them to air it, and HBO executives watched it, liked it and did, indeed, air it. We will try this plan and hope that something similar to what transpired for "Journeys With George" occurs for one of our film products, although it should be noted that Alexandra Pelosi is the daughter of a high-ranking member of Congress, an advantage we do not share, and the subject matter of Ms. Pelosi's documentary is likely of more interest to a wider audience than any of our products will be.

                                       30

The fourth manner by which we intend to market and distribute our film and video products is by submitting them as entries in various film festivals and competitions across the continent. The largest and most famous film festivals, which often include competitions of the films they exhibit, in North America include Sundance and Slamdance, both in Park City, Utah, Telluride in Telluride,
Colorado and the Toronto International Film Festival in Toronto, Ontario. Given
the asymmetric amount of supply of films to the slots allowed in these festivals, we believe it is not realistic that our films will be shown at any of these most famous film festivals, although we will certainly try to submit our films as entrants into them, beginning with our first film parody "The G! True
Hollywood Story: Dude, Where's My Car?" which is currently in post-production.
More realistic, we feel, is successfully entering our films in smaller film festivals, including Toronto Giggleshorts Comedy Film Festival and World of
Comedy International Film Festival, both held in Toronto, Ontario; Firstglance
Los Angeles Film Festival in Los Angeles; and the Anchorage Film Festival in
Anchorage, Alaska. Exhibiting any of our film products at film festivals increases the exposure our work receives, increasing the chance that an executive of a film and/or television distribution company or television network might see our work, and then might help us achieve our goals by offering us a professional production opportunity, such as producing a television pilot or special, or short or feature-length film.

The plan for growth. Ultimately, we plan for a network to approve of one of our
TV pilots and pay us money to produce more episodes of that concept. We also plan ultimately for a movie studio executive to view one of our short films and finance a future feature film. Once we begin to generate fees from the production of films and sees profits being derived from the release of completed films, which we believe may occur within the next 1-3 years, we are confident that we will be able to meet our minimum operating requirements. We then anticipate having funds available for the needs of our development, making it possible to expand in both quality and quantity. Please see Management's
Discussion and Analysis or Plan of Operation below.

Competition.First, as a general note, competition in this industry, particularly in the low-budget, independent film production niche of the industry, is extremely intense. Major film studios such as Warner Bros. and Sony
Corp's Columbia-Tri Star dominate the industry; "mini-major" film studios such as Miramax and New Line Cinema compete fiercely to produce and/or distribute low- and mid-budgeted films; smaller independent production companies such as
Shooting Gallery Films, Vivendi Universal's October Films, Lion's Gate Films and
Regent Entertainment are well-established and use their recognition and track record as leverage to compete favorably for financing and other resources used to make films; and there are literally hundreds of web-based producers of films
- with varied levels of quality - virtually all of which compete for recognition, attention and, ultimately, financing for future productions, in this crowded marketplace.

Initially, in order to make the business, marketing and distribution plans we described above work, we need to have our entertainment products competitive in three places: 1) at film festivals, 2) on the Internet, and 3) within the actual offices of members of the entertainment community. And business conditions in all three places are extremely competitive.

First, at film festivals, our work will be submitted to the various film festivals across the continent, and then, prior to each festival, judged against thousands of other short film submissions. If our work is selected by the respective festival's judging panel, our work then is exhibited at the festival along with one hundred or more other films, all presumably of similar quality.
These conditions combine to create a very poor business environment for our work, in that the likelihood of being offered professional production opportunities as a result solely of these exhibitions is small.

Second, on the Internet, there is an overwhelming supply of entertainment products, including short- and feature-length films and videos, and entertaining written material such as essays, screenplays, teleplays, columns, short stories, etc., and most of the suppliers of these entertainment products are actively trying to get their products seen by the broad public, and many want to be offered paid jobs in the entertainment industry to write, direct, produce or act in television, music videos and/or film projects, which is similar to our plan.

With the advent of the Internet, the amateur entertainment suppliers have multiplied geometrically. There are literally thousands upon thousands of websites such as ours which feature the creative and artistic work of one or more people in the fields of film, video and creative writing. Websites which make available entertainment products similar to ours include atomfilms.com,
kinemafilms.com, shockwave.com, pitch-prods.com, cyanpictures.com,
paperbarkfilms.com, and alldaybreakfast.ca. These websites containing entertainment products similar to ours - and many thousands more - are virtually all more established than we are, and carry more material than we do currently, and are more well-known than our website is.

Getting one's product noticed on the Internet in this environment of overwhelming supply is extremely difficult. And with only a website which so far contains little content, and only one short film in post-production which cannot be uploaded onto our site until it is finished, and almost no promotion of the site, our competitive position in this industry is very weak currently.

                                       31

The third area in which we need our products to be competitive initially is within the actual work offices of the members of the entertainment community. As we described above, our plan calls for sending copies of our products to the very people and/or entities we make fun of in our parodies. This is because the number of submissions - both solicited and unsolicited - which members of the entertainment community receive is huge. Often agents, producers, studio heads and others involved in programming in the entertainment industry will receive hundreds of submissions every month, including script submissions, video submissions and so on. Even with our unusual marketing and distribution method, we face a daunting uphill battle to get our work noticed. And with our relatively unknown status, our competitive position in this arena is, again, very weak.

Our position is further weakened because price is not a method of competition in this segment of the industry. Virtually no low-budget web-based supplier of entertainment products charges for their products, making it impossible to
"undercut" the competition through price. And of course no supplier charges members of the entertainment industry a fee when they send submissions because suppliers are often desperate for members of the entertainment industry to view their work. Quality of product is certainly a method of competition; however, there, too, the sheer amount of entertainment products available make it close to impossible to "rise above the rest" in terms of quality.

Another competitive method is "who you know", meaning that any personal and/or business relationships cultivated with members of the entertainment community by each supplier are utilized to get the respective supplier's work seen by those members of the entertainment community. Here again, although our president and
Chairman worked for one season as a writers' assistant and assistant to the executive producer on a sitcom which aired on the WB Network, and our vice-president and secretary has worked as both a personal and business assistant for several celebrities in the past, we nevertheless cannot say that we are in a competitive advantage in this method of competition. Our "contacts"
in the entertainment industry do not go deep and wide, and while we certainly will try to utilize whatever relationships with members of the entertainment community we have to our advantage, we cannot say that we are in a necessarily more competitive position in this method of competition than other suppliers, many of whom are more closely associated with the entertainment industry.

Finally, if we were to be successful to the point where we would be asked to be the production company of any kind of television programming or film of any length, our competition would be significantly broadened to include some of the largest and most well-established multi-national corporations in the world, including Walt Disney Company, Sony Corp., Viacom, News Corp. and AOL Time
Warner. Please see Risk Factors above.

Dependence On a Few Major Customers.    Although now with the Internet there are
literally almost an infinite number of ways one may show one's entertainment products to the public, there are still, nevertheless, only a very few ways to show one's entertainment product to the public in exchange for money. There's broadcast network programming, which includes NBC, CBS, ABC, FOX, WB and UPN, and several basic cable "network" channels which have original entertainment programming, including USA Network, Comedy Central, Lifetime, E! Entertainment
Television, the PAX network, ABC Family, and MTV Networks. There's also a limited amount of original programming funded by premium pay cable outlets, including HBO, Showtime, Cinemax and Encore! But there are not many other venues for exhibiting one's work for money, and this huge amount of supply, combined with relatively few customers for the supply, creates a "bottleneck" effect for entertainment products, where there is a great deal of competition among suppliers of entertainment content, such as Tally-Ho, and outlets which air them, such as broadcast, basic cable and premium cable channels. Please see
Risk Factors above.

Right now we have no customers, and we anticipate no customers for the near future. If our business plan was quite successful, then in the foreseeable future we would likely be reliant on the very few customers delineated above for all of our work.

                                       32

Intellectual Property and Labor Agreements.  Our success and ability to compete will be dependent in part upon our ability to obtain and maintain protection for our current and future literary properties, to defend our intellectual property rights and to operate without infringing on the proprietary rights of others.
While we will attempt to rely, as needed, on a combination of copyrights and trademarks to establish and protect our intellectual property rights - including use of the U.S. Patent and Trademark Office's Form PA and the Writers Guild of
America's Intellectual Property Registry - we believe that factors such as the technical and creative skills of our personnel are more essential to our success and ability to compete. The Form PA, published by the U.S. Patent and Trademark
Office in Washington, D.C., allows the filer to register with the USPTO their creative recorded work, such as a film and the underlying script for the film.
Although registration with the Copyright Office is not required to have a valid copyright, registration does provide several benefits, including the establishment of a public record and evidence of our claim as the valid copyright owner of our films and their underlying scripts, the ability to file a federal lawsuit against someone who uses our films or portions thereof without our permission, and eligibility to receive statutory damages and attorneys' fees in the event we file and win a copyright infringement lawsuit. The Writers'
Guild of America's Intellectual Property Registry service assists writers in establishing the completion dates of intellectual property, providing a dated record documenting a writer's claim of authorship. If necessary, a Registry employee may produce the material as evidence if a legal or official Guild action is initiated.

Despite use of the federal Form PA and the Writers Guild's Intellectual Property
Registry, there can be no assurance that any of our intellectual property rights will provide competitive advantages or will not be challenged, invalidated or circumvented by competitors. There can be no assurance that disputes will not arise concerning the ownership of intellectual property. Furthermore, there can be no assurance that intellectual properties will not become known or be independently developed by competitors or that we will be able to maintain the confidentiality of information relating to our literary properties.

Conversely, content on our website may bring us liability. Our website could possibly face potential liability for negligence, copyright, patent, trademark, defamation, indecency and other claims based on the nature and content of the materials we post. Such claims have been brought and sometimes successfully pressed against Internet content distributors. We could also be exposed to liability with respect to unauthorized duplication of content or unauthorized use of other parties' proprietary technology. Although we intend to obtain general liability insurance, it may not cover potential claims of this type or may not be adequate to protect us from all liability that may be imposed.
Therefore any imposition of liability could hurt our business. Please see Risk
Factors above.

The only labor contract we have currently is the Experimental Film Agreement with the Screen Actors Guild, which is attached as an Exhibit. This contract discusses the rules involved with hiring, paying and working with the actors we use on our film and television shoots. We do not believe this agreement with SAG will negatively affect our business, as it specifically stipulates that we have the right as Producers to negotiate pay directly with the performers we wish to hire, rather than be bound by SAG's normal minimum pay structure. There are, however, other rules we are bound by because of this Agreement with SAG, including actors' pension and health contributions, which we feel do increase our costs somewhat. However, importantly, our Experimental Film Agreement with
SAG allows us to hire non-SAG actors as well, greatly broadening our ability to search for the best and most cost-effective talent for our productions.

Existing or Probable Governmental Regulation There are the usual governmental regulations on workplace environment and employee pay, benefits, taxes and relations that other businesses face, as well as intellectual property considerations, discussed above; however, we do not anticipate any other governmental regulations to substantially effect our business.

Employees. The total number of employees we have, including full- and part-time, is currently zero (0). We rely on the services of our President and Chairman,
Tal Kapelner, our Vice-President, Secretary and Director, Cheney Shapiro, and
our Treasurer, Ariella Kapelner, to devote as much time as they can to Tally-Ho and its projects, and to spend time overseeing our administrative responsibilities as well, but at this time we have no employees, not even our three management personnel. Currently, Tal Kapelner devotes 20 hours per week to
Tally-Ho, Cheney Shapiro devotes 15 hours per week to Tally-Ho and Ariella
Kapelner devotes 5 hours per week, on average, to Tally-Ho. We anticipate that our officers will continue to devote the same number of hours, on average, per week to our company in the foreseeable future, although there will naturally be a spike in the number of hours per week devoted by our management team whenever we go into production on a short film, web-exclusive video skit or vignette or television pilot. In the event we are successful in generating revenue and making our company profitable, employment contracts will be offered to members of our management personnel, and if in the mid-future, 1-3 years from now, we are successful enough to have the resources for and need to hire additional management or administrative or other personnel, we will do so.

With respect to our filmed entertainment products, those are worked on by independent contractors who work on each shoot on a project basis. For example, a director of photography and a script supervisor were retained for "The G! True
Tinseltown Tale: Dude, Where's My Car?" and then paid by the shoot day as independent contractors. Currently the film is in post-production getting edited by an editor who is paid by the hour and is also not an employee. The only exception to this are the actors. Pursuant to the contract we signed with the
Screen Actors Guild, we are required to consider the actors we hire on each film employees, even if they are hired for only one day. However, the typical length of employment for actors on a short film shoot is 1-2 days, such as it was with
"The G! True Tinseltown Tale: Dude, Where's My Car?". This is typical of our industry and we will likely continue to produce film entertainment products without hiring employees, except for the actors on very short-term bases.

                                       33

Reports to Security Holders.

We will not voluntarily send an annual report to security holders. However, upon the effective date of this registration statement, we shall become subject to the requirement to prepare a 10-KSB (annual report) every year, and once each
10-KSB has been prepared and approved by our counsel for filing with the SEC, we will provide this report to any security holder who requests one, and these reports will include audited financial statements.

We will also be required to file reports on Form 8-K relating to any material information which is important for investors in our securities to know. We will have a continuing reporting obligation under Section 15(d) of the Securities and
Exchange Act of 1934, once the registration statement becomes effective.

The public may read and copy any materials we file with the SEC at the SEC's
Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The
public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Our Internet address is http://www.tallyhoventures.com.

Management's Discussion and Analysis or Plan of Operation.

We can continue to operate, albeit in a limited capacity, without the additional funding provided by this offering. By "limited capacity" we mean that our administrative responsibilities can continue and our marketing efforts for our first film can continue, so long as management continues to loan us money for those purposes.We believe that with the website and its initial content already in place and our first short film nearly complete, our business plan and operations can continue and will not be placed in jeopardy if this offering is not successful. And management has verbally committed to personally maintaining, if necessary, the financial resources for us to meet our administrative responsibilities over the coming year, in order that our marketing plan can be pursued, although no member of management has a written or binding agreement with Tally-Ho to that effect.

Regardless of members of our management's commitment to provide funds for
Tally-Ho to continue, however, we have never had any revenues and do not anticipate any in the next 12 months; we have subsisted so far in loans from management. And in order to maintain our administrative responsibilities over the next 12 months, and also apply for a priced quotation on the OTC Pink Sheets in the coming year, without personal financial support from management, we need to sell at least $12,700 worth of our stock in this offering.

If we can sell at least 10% of the shares in this offering - $25,000 worth -
then we will be able to maintain our administrative responsibilities for the next 12 months, apply for listing on the OTC Pink Sheets as planned in the next
12 months, and also produce enough new entertainment products in the next 12 months to keep our business plan viable, without personal financial support from management.

The amount of cash we currently have on hand, as of Septmeber 30, 2003, is $259, and the amount of working capital we have - which is current assets minus current liabilities - is $(6,184). As of the end of our last quarter, on June
30, 2003, we had $13 cash on hand. The amount of cash we will need to operate our business over the next 12 months is $10,200, which includes the offering expenses. The amount of cash we have on hand is insufficient to satisfy our cash requirements for any time period, even one month. Without an infusion of cash from the offering, Tal Kapelner and Cheney Shapiro will have to continue to loan us money to pay our expenses. For example, Mr. Kapelner and Ms. Shapiro have already loaned us the $1,800 we needed to pay the accountants for our 2002 year-end audit, the $1,200 we needed to pay our accountants for compiled interim financials, the $1300 we needed to pay the EDGARizer costs thus far, and the
$252 we needed to pay the state of California its Blue Sky fee.

Over the next 12 months, we plan to produce a minimum of 1 television pilot, 7 super-short (under ten minutes long) films and 7 short films (10-40 minutes long). Based upon our experience, we anticipate each of these products to have a completion timeframe of 2-4 months each, from pre-production to post-production.

There are specific milestones - and steps to achieving each milestone - to our business plan. Our first milestone was to establish our business. The specific steps we took to accomplish this were

        a) incorporate our corporation;
        b) establish our web site;
        c) establish our offices;
        d) open a bank account;
        e) perfect our business plan.

This first milestone was reached in approximately three months, from November
2002 to January 2003 and cost us approximately $1,000. Tal Kapelner and Cheney
Shapiro loaned Tally-Ho the money needed to complete this milestone.

                                       34

The second milestone was to produce and market our first entertainment product:
a short film shot on digital video entitled "The G! True Tinseltown Tale: Dude,
Where's My Car?" The specific steps we took to accomplish this were

        a) write a script;
        b) decide on a director and producers;
        c) develop a budget and production schedule;
        d) finance the project;
        e) prepare paperwork for, and sign with, actors union;
        f) sign with payroll company and prepare employer tax and workers'
           compensation obligations;
        g) cast all roles;
        h) find and secure locations for shooting;
        i) hire all needed crewmembers;
        j) purchase or otherwise secure props, wardrobe and filmmaking equipment;
        k) rehearse the scenes with the actors;
        l) prepare food and beverage service for locations and make other preparations before shooting;
        m) shoot the scenes of the film as per the script;
        n) complete final tax and union paperwork; and
        o) hire editor to catalogue all of the footage shot.

These steps have taken approximately 4 months to complete, from November 2002 to
February 2003, have cost approximately $4,000 and have been financed by Tal
Kapelner through loans. The specific steps we still are taking to accomplish this milestone are

        p) have director, producers and editor work together to cut the footage together into a final film, adding any visual or sound effects, additional dialogue recording, narration, additional footage, etc.;
        q) produce copies of the finished film in whichever media is deemed suitable; and
        r) distribute and market the finished product through the various methods discussed above in the section Business of Issuer.

These last two steps to completing this milestone have taken over seven months so far, from March 2003 to present, and are likely to take an additional four months to complete. The cost of these two additional steps is likely to be approximately $3,000 and Tal Kapelner will be financing this money through loans.

The third milestone was to produce our second entertainment product: written material for the Tally-Ho Ventures, Inc. website. The specific steps we took to accomplish this were a) Tal Kapelner writing the material; b) our web designer
Steve Aguilera of GraphicPark.net uploading and formatting the material for our web site. This third milestone was reached in approximately 2 weeks, in March of
2003, and did not cost any additional money.

                                       35

The fourth milestone is to raise financial capital and prepare our share structure so as to allow for listing later on a secondary market by issuing freely-tradable securities. The specific steps we are taking to accomplish this are

        a) retain counsel, auditor and EDGARizer professionals;
        b) prepare Form SB-2 and file with SEC;
        c) file registration statement with state of California pursuant to qualification by coordination provision;
        d) have SEC review and offer comments;
        e) revise SB-2 and re-file with SEC;
        f) have SEC re-review and offer further comments;
        g) continue to revise until cleared for offering by SEC;
        h) conduct offering in the state of California, retain transfer agent, issue share certificates, etc.

We have begun these steps in March of 2003 and will likely be working on this milestone until at least November 2003 or later, depending upon when we close this offering. Please see Plan of Distribution for information on the length of the offering. This milestone has so far cost us approximately $4,500 in
EDGARizing and accounting fees, and state of California registration fees, and that money was loaned to us by Tal Kapelner and Cheney Shapiro. We anticipate that we will spend an additional approximately $2000 in EDGARizing, transfer agent, mailing and printing fees associated with this offering, and that money will be loaned to us by Tal Kapelner and Cheney Shapiro.

Our fifth milestone is to prepare our next entertainment product: a web-exclusive video vignette featuring two sets of teams, each with their own car, attempting to garner the most number of parking tickets in one day in the
Greater Los Angeles Area. The specific steps we will need to take to accomplish this milestone is

        a) complete a treatment and detailed outline of the vignette;
        b) decide on a director and producers;
        c) develop a budget and production schedule;
        d) finance the project;
        e) prepare paperwork for, and sign with, actors union;
        f) sign with payroll company and prepare employer tax and workers'
           compensation obligations;
        g) decide on who will participate in the vignette, cast any roles as needed;
        h) hire all needed crewmembers;
        i) purchase or otherwise secure props, wardrobe and filmmaking equipment;
        j) shoot the action of each of the two teams as they wander around L.A.
           in search of parking enforcement officers to ticket their cars;
        k) complete final tax and union paperwork;
        l) hire editor to catalogue all of the footage shot;
        m) have director, producers and editor work together to cut the footage together into a final vignette, adding any visual or sound effects, additional dialogue recording, narration, additional footage, etc.;
           and
        n) upload finished vignette to website.

The timeframe for completing this milestone depends upon how quickly we can achieve financing; however, we anticipate starting this project in November 2003 and uploading the finished product or December 2003. We project a cost of $5,000 for this project from start to finish, and anticipate paying for this project through the offering.

The sixth milestone in our business plan is to produce and market a television show pilot episode, which we have designed to be a "behind-the-scenes"
reality-based television show which will feature edited footage of three writing partners coming together at a table to write a comedy sketch of their choosing.
The first two-thirds of the show will contain this footage showing the writers attempting to put funny material down on paper in the form of a five-minute comedy skit. The final 5-10 minutes of the program will feature professional actors actually performing the skit the writers just completed writing, as well as bonus behind-the-scenes footage showing the actors first reading their lines and rehearsing. The specific steps for completing this milestone will be

        a) write a detailed treatment and outline of the action in the episode;
        b) decide on a director and producers;
        c) develop a budget and production schedule;
        d) finance the project;
        e) prepare paperwork for, and sign with, actors union;
        f) sign with payroll company and prepare employer tax and workers'
           compensation obligations;
        g) cast all roles;
        h) find and secure studio sets for shooting;
        i) hire all needed crewmembers;
        j) purchase or otherwise secure props, wardrobe and filmmaking equipment;
        k) prepare food and beverage service for the cast and crew on set and make other preparations before shooting;
        l) shoot the documentary footage of the three writers writing a skit together;
        m) shoot documentary footage of actors receiving the material the writers just wrote, rehearsing and then performing the skit;
        n) complete final tax and union paperwork;
        o) hire editor to catalogue all of the footage shot;
        p) have director, producers and editor work together to cut the footage together into a final film, adding any visual or sound effects, additional dialogue recording, narration, additional footage, etc.;
        q) produce copies of the finished film in whichever media is deemed suitable; and
        r) distribute and market the finished product through the various methods discussed above in the section Business of Issuer.

The timeframe for completing this milestone, depending upon availability of funds following this offering, is expected to be five months from writing the treatment to marketing and distributing the finished pilot. We anticipate working on this project from December of 2003 to the end of May 2004, and spending $100,000 to produce and market it, with the money coming from the proceeds of this offering.

                                       36

The seventh milestone in our business plan is to apply for a priced quotation on the Over-The-Counter Pink Sheets stock quotation service. The specific steps we will need to take to complete this milestone are

        a) close our stock offering pursuant to this registration statement;
        b) prepare due diligence paperwork to supplement our 15c2-11 filing;
        c) submit our due diligence materials to the NASD via a market maker;
        d) respond to any deficiencies in our application as pointed out by the
           NASD;
        e) upon approval for an unpriced quotation by the NASD, have market maker revise Form 211 to apply for a priced quotation on the
           Over-The-Counter Pink Sheets; and
        f) work with market maker on setting an opening price and discuss making market on the stock.

The timeframe for completing this milestone is expected to be three months, from
December 2003 to February 2004. There is no cost for applying for a priced quotation on the OTC Pink Sheets stock quotation service. Related accounting costs, however, are expected to be approximately $1,800 and are expected to be paid from the proceeds of this offering.

In addition to the above-mentioned creative projects, we have many ideas in development for our short and super short films, including a spoof of Viacom's basic cable channel MTV, tentatively titled "20 Things You Won't See on MTV
(Like Dignity)"; a parody of the television series "Inside the Actor's Studio";
a parody of the Carl's Jr. fast-food restaurant commercials; and a dramatic short film about the field of psychiatry's influence in the loss of individual liberty and freedom in the U.S.

We have no purchases or sales of plant and/or significant equipment planned in the next 12 months.

We do not anticipate any significant changes in the number of employees. We currently have zero and anticipate having zero employees in the next 12 months.

We have chosen the accounting firm of Malone and Bailey, PLLC to audit our company because of members of our management's personal knowledge of their good work and reasonable fees, despite the fact that we are incorporated in Delaware and located in California, and our auditors Malone and Bailey, PLLC are located and licensed in Texas.

Description of Property.

We have our offices at 518 Oak Street #2 in Glendale, California. We do not own
this property - which is in good, working condition, in a modern apartment building - but rather it is provided to us for free as a work space by our president and Chairman, Tal Kapelner, who himself rents the apartment of which we use a portion. It contains sufficient space and materiel for us to do our administrative work for Tally-Ho; however, it is the opinion of our management that this property is not adequately covered by insurance; specifically, there is no renter's insurance for this apartment.

Currently, and for the foreseeable future, which we consider to be over the next
12 months, it is our policy to not engage in any investments in real estate or interests in real estate, or any investments in real estate mortgages, or any securities of or interests in persons primarily engaged in real estate activity;
however, we do not have in place specific, written limitations on the percentage of assets which may be invested in any one investment, or type of investment.
This policy we have described may be changed without a vote of our security holders. Currently, it is not our policy to acquire assets either primarily for possible capital gain or primarily for income.

Certain Relationships and Related Transactions.

We do not have any parent companies.

The names of our three promoters are Tal Kapelner, Cheney Shapiro and Ariella
Kapelner, who are the three founders of our company.

On November 21, 2002, Tal Kapelner received 41,050,000 shares of common stock from Tally-Ho, valued at the par value of $0.001 per share, which he received in exchange for our business plan, valued at $41,050. Nothing else of any value was given to us by Mr. Kapelner or received by Mr. Kapelner from us.

                                       37

The business plan acquired by us from Mr. Kapelner was acquired for 41,050,000 shares of our common stock, with the price per share set at par value, $0.001, making the total amount paid by us for the business plan $41,050. The principle followed in determining the amount of the business plan was an approximation based on Tally-Ho's and Tal Kapelner's experience seeing similar transactions occur for others. This determination regarding the amount of the business plan was made by Tal Kapelner, President and Chairman of our company, and son of
Ariella Kapelner, the Treasurer of our company. The cost of the business plan to
Tal Kapelner was negligible, practically zero.

On November 21, 2002, 20,000,000 of Mr. Kapelner's initial 41,050,000 shares were assigned by Tal Kapelner to Cheney Shapiro in connection with her services as a founder, a director, and our Vice-President and Secretary. Nothing else of any value was given to us by Ms. Shapiro or received by Ms. Shapiro from us.

Also on November 21, 2002, 1,000,000 shares of our common stock was assigned by
Mr. Kapelner from his own personal share holdings to Ariella Kapelner in connection with her services as a founder and our Treasurer. Nothing else of value was given to us by Ms. Kapelner or received by Ms. Kapelner from us.

Market for Common Equity and Related Stockholder Matters.

There is no public trading market where our common equity is traded.

There is zero common equity for Tally-Ho which is subject to outstanding options or warrants to purchase, or securities convertible into our common equity.

There is zero common equity which could be sold pursuant to Rule 144 under the
Securities Act or that we have agreed to register under the Securities Act for sale by security holders.

There is zero common equity which is being or has been proposed to be publicly offered by the Company, the offering of which could have a material effect on the market price of our common equity.

We have only one authorized class of common equity, and that is our Common
Stock. There are seven holders of record of this class of common equity.

Executive Compensation

No compensation was awarded to, earned by or paid to any officer or director of
Tally-Ho.

                                       38

                           INDEPENDENT AUDITORS REPORT

To the Board of Directors
   Tally-Ho Ventures, Inc.
   (A Development Stage Company)
   Glendale, California

We have audited the accompanying balance sheet of Tally-Ho Ventures, Inc. as of
December 31, 2002, and the related statements of expenses, stockholders'
deficit, and cash flows for the period from November 21, 2002 (Inception)
through December 31, 2002. These financial statements are the responsibility of
Tally-Ho's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tally-Ho Ventures, Inc., as of
December 31, 2002, and the results of its operations and its cash flows for the period described in conformity with accounting principles generally accepted in the United States of America.

MALONE & BAILEY, PLLC
www.malone-bailey.com
Houston, Texas

March 30, 2003

                                      F-1

                            TALLY-HO VENTURES, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET
                             As of December 31, 2002

ASSETS

Current Assets
    Cash                                                         $  2,450
                                                                 ========

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES

Current Liabilities
    Notes payable to shareholders                                $  2,524
                                                                 --------

Commitments

STOCKHOLDERS' DEFICIT

    Common stock, $.001 par, 75,000,000 shares
       authorized, 43,150,000 shares issued and outstanding        43,150
    Paid in capital                                                21,052
    Deficit accumulated during the development stage              (64,276)
                                                                  --------
       Total Stockholders' Deficit                                (74)
                                                                  --------
          Total Liabilities and Stockholders' Deficit             $  2,450
                                                                  ========

                 See accompanying summary of accounting policies
                       and notes to financial statements.

                                      F-2

                             TALLY-HO VENTURES, INC.
                          (A Development Stage Company)
                              STATEMENT OF EXPENSES
                For the Period from November 21, 2002 (Inception)
                            Through December 31, 2002

Administrative expenses
    - paid in cash                                                $     74
    - paid in stock                                                 64,200
    - imputed interest                                                   2
                                                                  --------
Net loss                                                          $(64,276)
                                                                  ========

                 See accompanying summary of accounting policies
                       and notes to financial statements.

                                      F-3

                             TALLY-HO VENTURES, INC.
                          (A Development Stage Company)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
                For the Period from November 21, 2002 (Inception)
                            Through December 31, 2002

                                                               Deficit
                                                              Accumulated
                                                               During
                                                Common Stock  Development
                                      Shares       Amount      Stage       Totals
                                     ---------   ---------   ---------   ---------
Shares issued to founder
    in November 2002 at
    par $.001                       41,050,000     $41,050               $  41,050

Shares issued for services
    in November 2002 at
    par $.001                        2,100,000       2,100                   2,100

Shares canceled                    (21,050,000)

Shares issued for services
    In November 2002 at
    par $.001                       21,050,000      21,050                  21,050

Imputed interest on notes
    payable to shareholders                              2                       2

Net loss                                                     $ (64,276)    (64,276)
                                     ---------   ---------   ---------   ---------
Balances, December 31, 2002         43,150,000      64,202   $ (64,276)  $ (74)
                                     =========               =========   =========
                  Less:  par value                  43,150
                                                 ---------
                  Paid in capital                $  21,052
                                                 =========

                 See accompanying summary of accounting policies
                       and notes to financial statements.

                                      F-4

                             TALLY-HO VENTURES, INC.
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS
                For the Period from November 21, 2002 (Inception)
                            Through December 31, 2002

CASH FLOWS FROM OPERATING ACTIVITIES
    Net deficit accumulated during the
       development stage                                          $(64,276)
    Adjustments to reconcile net deficit
       to cash used in operating activities:
    Stock issued to founder                                         41,050
    Stock issued for services                                       23,150
    Imputed interest on notes payable to shareholders                    2
                                                                  --------
NET CASH USED IN OPERATING ACTIVITIES                              (74)
                                                                  --------

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from notes payable to shareholders                      2,524
                                                                  --------

NET CHANGE IN CASH                                                   2,450
         Cash balance, beginning
                                                                  --------
         Cash balance, ending                                     $  2,450
                                                                  ========
Supplemental Disclosures:
    Interest paid in cash                                         $      0
    Income taxes paid in cash                                            0

                 See accompanying summary of accounting policies
                       and notes to financial statements.

                                      F-5

                             TALLY-HO VENTURES, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business. Tally-Ho Ventures, Inc., was incorporated in Delaware on
November 21, 2002 to produce films and television programs.

Fiscal Year End. Tally-Ho's fiscal year ends on December 31.

Use of Estimates. In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the income statement. Actual results could differ from those estimates.

Cash and Cash Equivalents. For purposes of the statement of cash flows, Tally-Ho considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. There were no cash equivalents as of December 31, 2002.

Revenue recognition. Tally-Ho has no revenue recognition policy because it has no revenues.

Income taxes. Tally-Ho recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Tally-Ho provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Recently issued accounting pronouncements. Tally-Ho does not expect the adoption of recently issued accounting pronouncements to have a significant impact on their results of operations, financial position or cash flow.

NOTE 2 - NOTES PAYABLE TO SHAREHOLDERS

In November & December 2002, the majority shareholders loaned Tally-Ho $2,524.
The notes mature 12 months from issuance, bear no interest and have no collateral. Interest expense is being imputed at 8 percent and is recorded as paid in capital.

NOTE 3 - COMMON STOCK

In November 2002, Tally-Ho's founder was issued 41,050,000 shares of common stock valued at par or $41,050.

In November 2002, Tally-Ho issued 2,100,000 shares of common stock valued at par or $2,100 for services rendered.

In November 2002, the founder gifted 21,050,000 shares of common stock to five individuals for services performed for Tally-Ho. The shares were accounted for as canceled and reissued by Tally-Ho for services. The shares were valued at par or $21,050 and have been expensed.

                                      F-6

NOTE 4 - INCOME TAXES

                  Deferred tax assets                $ 10
                  Less: valuation allowance           (10)
                                                     -----
                  Net deferred taxes                 $  0
                                                     =====

Tally-Ho has a net operating loss of approximately $75 at December 31, 2002 which expires in 2022.

NOTE 5 - COMMITMENTS

Tally-Ho's principal office is in the home of Tally-Ho's president pursuant to an oral agreement on a rent-free month

                                      F-7

                             TALLY-HO VENTURES, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET
                                  June 30, 2003

ASSETS

Current Assets
    Cash                                                               $     13
                                                                        ========
LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES

Current Liabilities
    Notes payable to shareholders                                      $  4,003
                                                                        --------
STOCKHOLDERS' DEFICIT

    Common stock, $.001 par, 75,000,000 shares
       authorized, 43,150,000 shares issued and outstanding              43,150
    Additional paid in capital                                           21,179
    Deficit accumulated during the development stage                    (68,319)
                                                                        --------
       Total Stockholders' Deficit                                      (3,990)
                                                                        --------
          Total Liabilities & Stockholders' Deficit                    $     13
                                                                        ========

                                      F-1

                             TALLY-HO VENTURES, INC.
                          (A Development Stage Company)
                             STATEMENTS OF EXPENSES
             Three and Six Months ended June 30, 2003 and the Period
            from November 21, 2002 (Inception) Through June 30, 2003

                                     Three          Six
                                    Months        Months      Inception
                                    Ended         Ended        Through
                                   June 30,      June 30,      June 30,
                                     2003          2003         2003
                                  ---------     ---------     ---------
Administrative expenses
    - paid in cash                $   2,844     $   3,916    $   3,990
    - paid in stock                                             64,200
    - imputed interest                   75           127          129
                                  ---------     ---------    ---------
Net loss                          $  (2,919)    $  (4,043)   $ (68,319)
                                  =========     =========    =========

Basic and diluted
loss per common share                $(.00)        $(.00)
Weighted average common
shares outstanding              43,150,000     3,150,000

                                      F-2

                             TALLY-HO VENTURES, INC.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
                  Six Months ended June 30, 2003 and the Period
            from November 21, 2002 (Inception) Through June 30, 2003
                                   (Unaudited)

                                                           Six
                                                          Months          Inception
                                                          Ended            Through
                                                         June 30,          June 30,
                                                           2003              2003
                                                        ---------         ---------

CASH FLOWS FROM OPERATING ACTIVITIES
    Net deficit accumulated during the
       development stage                               $  (4,043)        $ (68,319)
    Adjustments to reconcile net loss
       to cash used in operating activities:
    Stock issued to founders                                                41,050
    Stock issued for services                                               23,150
    Imputed interest on notes payable to shareholders        127               129
                                                        ---------         ---------
NET CASH USED IN OPERATING ACTIVITIES                     (3,916)          (3,990)
                                                        ---------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds of loan to related party                     (1,300)          (1,300)
    Proceeds from repayment of loan to related party       1,300             1,300
                                                        ---------         ---------
NET CASH PROVIDED BY INVESTING ACTIVITIES                      0                 0

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from notes payable to shareholders            1,479             4,003
                                                        ---------         ---------
NET CHANGE IN CASH                                        (2,437)               13
    Cash balance, beginning                                2,450
                                                        ---------         ---------
    Cash balance, ending                               $      13         $      13
                                                        =========         =========

                                       F-3

                             TALLY-HO VENTURES, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Tally-Ho Ventures,
Inc. ("Tally-Ho") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the
Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in Tally-Ho's
Registration Statement filed with the SEC on Form SB-2. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for fiscal year 2002 as reported in the SB-2 have been omitted.

NOTE 2 - LOANS FROM SHAREHOLDERS

In March 2003, Tally-Ho loaned $1,300 to a company controlled by a Tally-Ho majority shareholder. The loan is short-term, bears no interest, and has no collateral. The $1,300 was paid back to Tally-Ho in early April 2003.

                                      F-4

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers.

There are no charter provisions, by-laws, contracts or other arrangements that insures or indemnifies a controlling person, director or officer of Tally-Ho which affects his or her liability in their capacity as controlling person, director or officer.

However, Section 145 of the Delaware General Corporation law makes provision for the indemnification of officers and directors under certain circumstances from liabilities, including reimbursement for expenses incurred, arising under the
Securities Act. Section 145 of the Delaware General Corporation law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:

        -   for any breach of the director's duty of loyalty to the corporation or its stockholders;
        -   for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
        -   arising under Section 174 of the Delaware General Corporation law;
            or
        -   for any transaction from which the director derived an improper personal benefit.

The Delaware General  Corporation law provides further that the  indemnification permitted  thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's  bylaws,  any agreement, a vote of stockholders or otherwise.

Other Expenses of Issuance and Distribution.

The following is an itemized statement of all expenses of the offering:

SEC Registration Fee:                              20
EDGARizing Fees:                                1,200*
State Blue Sky Registration Fees:                 275*
Transfer Agent Fees and Certificate Printing:     600*
Copying and Printing Prospectus:                  250*
Mailing and Couriering Prospectus:              1,500*
Accounting:                                     2,000*
                                              ----------
                                    Total:      5,645*

* estimate

Recent Sales of Unregistered Securities.

On November 21, 2002, we sold 41,050,000 restricted shares of our Common Stock to Tal Kapelner and/or assigns, in exchange for the business plan for Tally-Ho
Ventures, Inc. worth $41,050 - see Financial Statements - at a price of $0.001 per share. The section of the Securities Act under which we claim exemption from registration is Section 4(2). The facts we relied upon to make the exemption available include the fact that the shares were issued only to one person, who is a founder of Tally-Ho, and not as part of any public offering, but instead simply as exchange for business plan provided.

Later on November 21, 2002, and before the transfer agent had physically printed any share certificates Tal Kapelner instructed our transfer agent to assign
20,000,000 of Mr. Kalpener's 41,050,000 restricted shares to himself, 20,000,000 of his shares to Cheney Shapiro, and 1,000,000 of his shares to Ariella Kapelner as issuances made for their help with the business plan created by Tal Kapelner, at a price of $0.001 per share. Based on the fact that the shares were assigned from Tal Kapelner's own personal holdings, after the shares were already issued to Mr. Kapelner by Tally-Ho, to members of management, we relied on Section 4(1) of the Securities Act to provide exemption from registration.
Tal Kapelner also instructed the transfer agent to issue the remaining 50,000 restricted shares to two individuals who are not part of Tally-Ho - Anita M.
Rodgers and Mac Duffy A. Dibley - which were issuances made on Tally-Ho's behalf to two close associates of members of management who are intimately familiar with our business and provided support to us by serving as "sounding boards" on the development of the business plan. These were also issued at a price of
$0.001 per share. The section of the Securities Act under which we claim exemption from registration for these issuances is Section 4(1). The facts we relied upon to make the exemption available for the issuances to Anita Rodgers and Mac Duffy Dibley include the fact that the shares already issued to Tal
Kapelner, who then had 50,000 of his own shares assigned to two people and not as part of any public offering, but instead simply as exchange for services provided by two close associates of Tally-Ho.

Also on November 21, 2002, we sold 2,000,000 restricted shares of our Common
Stock to FMCOCO, Inc., a Colorado corporation, in exchange for $2,000 worth of business consulting services rendered, at a price of $0.001 per share. The business consulting services rendered included a review of our business plan and advice on various fund-raising methods. The section of the Securities Act under which we claim exemption from registration is Section 4(2). The facts we relied upon to make the exemption available include the fact that the shares were issued to one entity and not as part of any public offering, but instead simply as exchange for business consulting services rendered. Also, the president and sole shareholder of FMCOCO, Inc., Stan Medley, is a sophisticated investor with many years experience consulting for both publicly-held and privately-held companies. FMCOCO, Inc. was not solicited through any general advertising, but rather, agreed to receive shares from us in exchange for services as we discussed our normal business relations. FMCOCO, Inc., an entity which was very knowledgeable about Tally Ho's business plan before receiving the shares, is aware of the restrictions on resale of these securities and has agreed to abide by them, including the safe harbor provisions of Rule 144.

Also on November 21, 2002, we sold 100,000 restricted shares of our Common Stock to Valerie Hanna, in exchange for $100 worth of legal services rendered, at a price of $0.001 per share. The section of the Securities Act under which we claim exemption from registration is Section 4(2). The facts we relied upon to make the exemption available include the fact that the shares were issued only to one person and not as part of any public offering, but instead simply as exchange for legal services rendered. Also, Valerie Hanna is a sophisticated investor with many years experience in investing with companies. Ms. Hanna was not solicited through any general advertising, but rather, agreed to receive shares from us in exchange for services as we discussed our normal attorney-client relations. Ms. Hanna, who was very knowledgeable about Tally
Ho's business plan before receiving the shares, is aware of the restrictions on resale of these securities and has agreed to abide by them, including the safe harbor provisions of Rule 144.

                                       39

Exhibits.

Index of Exhibits

Certificate of Incorporation                                        EX-3.1

By-laws                                                             EX-3.2

Instruments defining the rights of holders,
incl. indentures  see By-laws exhibit

Opinion re: legality                                                EX-5.1

Web design and maintenance contract                                 EX-10.1

Experimental Film Agreement with the Screen Actors Guild            EX-10.2

Consent of Independent Certified Public Accountants                 EX-23.1

Consent of Counsel                                                  EX-23.2

* Incorporated by reference to our Registration Statement on Form SB-2 filed
  April 18, 2003. File number 333-104631

Undertakings.

We undertake to file, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) or any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter)
if, in the aggregate, the changes in volume and price represent no more than a
20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

We also undertake, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

We also undertake to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                       40

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of
Glendale, State of California on October 16, 2003.

TALLY-HO VENTURES, INC.
________________________________________________________________________________
By: /s/ Tal L. Kapelner                      President
        Tal L. Kapelner
________________________________________________________________________________

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Tal L. Kapelner
    Tal L. Kapelner
________________________________________________________________________________
    President and Chairman of the Board of Directors, Principal Executive
    Officer, Principal Financial Officer, Principal Accounting Officer

    October 16, 2003
________________________________________________________________________________

/s/ Cheney Shapiro                           Vice-President and Director
    Cheney Shapiro
    October 16, 2003
________________________________________________________________________________

/s/ Ariella Kapelner                        Treasurer
    Ariella Kapelner
    October 16, 2003
________________________________________________________________________________